UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2024

STERLING BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	001-38290	38-3163775
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Towne Square, Suite 1900

Southfield, Michigan 48076

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 355-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SBT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On September 15, 2024, Sterling Bancorp, Inc. (the “Company” or “Sterling”) entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) by and among the Company, Sterling Bank and Trust, F.S.B. (the “Bank”) and EverBank Financial Corp, a Delaware corporation (“EverBank”).

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, EverBank will acquire all of the issued and outstanding shares of capital stock of the Bank from the Company for a fixed purchase price of $261,000,000 to be paid to the Company. Following the completion of the sale of the Bank’s capital stock to EverBank (the “Transaction”), EverBank will cause the Bank to merge with and into EverBank, National Association, the bank subsidiary of EverBank, with EverBank, National Association as the surviving bank and, following the bank merger, the separate corporate existence of the Bank will cease (the “Merger”). The Purchase Agreement was unanimously approved and adopted by the board of directors of the Company (the “Board”). The Company plans to hold a special meeting of stockholders (the “Special Meeting”) to seek approval of the Purchase Agreement and the transactions contemplated therein and will file proxy materials relating to the Special Meeting with the Securities and Exchange Commission (the “SEC”).

The Purchase Agreement contains customary representations and warranties from both Sterling and EverBank, and Sterling has agreed to customary covenants, including, among others, (1) covenants relating to the conduct of its business during the interim period between the execution of the Purchase Agreement and the date on which the closing of the transactions contemplated thereby takes place (the “Closing Date”), (2) its obligation to call a meeting of its shareholders to approve the Purchase Agreement, and, subject to certain exceptions, to recommend that its shareholders approve the Purchase Agreement and the Transaction, and (3) its non-solicitation obligations relating to alternative acquisition proposals.

The closing of the Transaction is subject to customary conditions, including, among others, (1) the approval of the Purchase Agreement, the Transaction and the Plan of Dissolution (as defined below) by the affirmative vote of a majority of all the votes entitled to be cast on such matter by holders of Sterling’s common stock (the “Shareholder Approval”), (2) the absence of any law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction, and (3) the receipt of the regulatory approvals with respect to the Purchase Agreement, the Transaction and the Merger by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency and certain other governmental entities as required and the expiration or termination of the applicable waiting periods without the imposition of any materially burdensome condition (the “Regulatory Approvals”). In addition, EverBank’s obligation to complete the Transaction is also subject to the following conditions: (i) the sale by the Bank of its portfolio of residential tenant-in-common loans to an affiliate of Bayview Asset Management and receipt by the Bank of the purchase price specified in such agreement and (ii) the average daily closing balance of the Bank’s deposits (excluding brokered deposits) for the monthly period ending on the last day of the month before closing is not less than 85% of the average daily closing balance of such deposits for the monthly period ending on July 31, 2024. Each party’s obligation to complete the Transaction is also subject to certain additional conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (b) performance in all material respects by the other party of its obligations under the Purchase Agreement and the Transaction.

The Purchase Agreement provides certain termination rights for both the Company and EverBank, such as termination by mutual consent, if regulatory approvals are denied or if the closing has not occurred on or before June 30, 2025. The Purchase Agreement further provides that a termination fee of $9,135,000 will be payable by the Company to EverBank upon termination of the Purchase Agreement under certain circumstances, including if the Company terminates the Purchase Agreement to accept a superior proposal or if EverBank terminates the Purchase Agreement after the Board changes its recommendation for shareholders to vote in favor of the Purchase Agreement.

The Purchase Agreement also provides for indemnification by both the Company and EverBank. The Company agrees to indemnify EverBank from all losses relating to or arising out of or resulting from breaches of any covenant or agreement by the Company or the Bank contained in the Purchase Agreement and any transaction expenses, shareholder claims and any other liabilities, obligations and commitments arising as a result of the Company being a publicly traded company or being subject to the Plea Agreement with the U.S. Department of Justice and the Plan of Dissolution. The Company will not be liable to EverBank for any losses for any individual claim less than $50,000 or any losses unless such losses exceed an aggregate amount equal to $2,610,000.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The representations, warranties and covenants of each party set forth in the Purchase Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Sterling’s public disclosures. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any factual information regarding Sterling or EverBank, their respective affiliates or their respective businesses. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Sterling, EverBank, their respective affiliates or their respective businesses and the Purchase Agreement that will be contained in, or incorporated by reference into, the proxy statement on Schedule 14A to be filed by Sterling, as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings that Sterling makes with the SEC.

Voting Agreements

As a condition for EverBank to enter into the Purchase Agreement, trustees for K.I.S.S. Dynasty Trust No. 9 and K.I.S.S. Bank Stock Trust, representing in the aggregate approximately 38% of the outstanding common stock of the Company, have each entered into a Voting and Support Agreement (the “Voting Agreements”) with EverBank and the Company. The Voting Agreements are substantially similar in most respects and require, among other things, that the shareholder that is party thereto vote its shares in favor of the Transaction, the Purchase Agreement and the Plan of Dissolution and against (A) any action or agreement that would reasonably be expected to result in a breach of the Purchase Agreement, (B) any alternate acquisition proposal received from a third party and (C) any other action, agreement or proposal reasonably expected to delay, postpone or adversely affect consummation of the Transaction and the other transactions contemplated by the Purchase Agreement or the Plan of Dissolution. Each Voting Agreement also contains provisions in which the shareholder that is a party thereto agrees not to take certain legal actions that would have the effect of preventing the completion of the Transaction or the dissolution of the Company pursuant to the Plan of Dissolution.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Mortgage Loan Purchase Agreement

Simultaneously with the execution of the Purchase Agreement, the Bank entered into a definitive Mortgage Loan Purchase Agreement (the “Mortgage Loan Purchase Agreement”) with Bayview Acquisitions LLC, a Delaware limited liability company (“Bayview”). The Mortgage Loan Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Bayview will purchase all of the Bank’s residential tenant-in-common mortgage loans, which had an aggregate principal balance of $372,880,890 as of June 30, 2024. The Mortgage Loan Purchase Agreement was unanimously approved and adopted by the board of directors of the Bank and by the Company, as the sole shareholder of the Bank. The Mortgage Loan Purchase Agreement contains customary representations and warranties from both the Bank and Bayview, and the Bank and Bayview have agreed to customary covenants.

The Bank’s obligation to consummate the sale contemplated by the Mortgage Loan Purchase Agreement is subject to certain conditions, including the receipt by the Bank of evidence that the Shareholder Approval and the Regulatory Approvals have been obtained. Each party’s obligation to consummate the Mortgage Loan Purchase Agreement is also subject to certain additional conditions, including (a) the absence of any order, decree, injunction, statute, rule or regulation that enjoins or prohibits the consummation of the transactions contemplated by the Mortgage Loan Purchase Agreement, (b) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (c) performance in all material respects by the other party of its obligations under the Mortgage Loan Purchase Agreement.

The foregoing description of the Mortgage Loan Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Mortgage Loan Purchase Agreement, which is attached hereto as Exhibit 2.2 and is incorporated herein by reference.

Item 8.01. Other Events

On September 15, 2024, the Board unanimously approved a plan of dissolution (the “Plan of Dissolution”), which provides for the dissolution of the Company under Michigan law, subject to the approval of the Company’s shareholders. The Company plans to seek shareholder approval and adoption of the Plan of Dissolution at the Special Meeting. If the Plan of Dissolution is approved by the Company’s shareholders, the Company intends to file a certificate of dissolution with the Michigan Department of Licensing and Regulatory Affairs and distribute all remaining assets, expected to be all cash, to its shareholders according to their respective rights and interests, with the final distribution subject to first completing the wind down of the Company and paying or providing for the Company’s creditors and existing and reasonably foreseeable debts, liabilities, and obligations in accordance with Michigan law and the Plan of Dissolution.

The foregoing description of the Plan of Dissolution does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan of Dissolution, which is attached hereto as Exhibit 2.3 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

No.	Description
2.1	Stock Purchase Agreement, dated as of September 15, 2024, by and among Sterling Bancorp, Inc., Sterling Bank and Trust, F.S.B. and EverBank Financial Corp
2.2	Mortgage Loan Purchase Agreement, dated as of September 15, 2024, by and between Sterling Bank and Trust, F.S.B. and Bayview Acquisitions LLC
2.3	Plan of Dissolution, as approved by the board of directors of Sterling Bancorp, Inc. on September 15, 2024
10.1	Voting and Support Agreement, dated as of September 15, 2024, by and among EverBank Financial Corp, Sterling Bancorp, Inc., and K.I.S.S. Dynasty Trust No. 9
10.2	Voting and Support Agreement, dated as of September 15, 2024, by and among EverBank Financial Corp, Sterling Bancorp, Inc., and K.I.S.S. Bank Stock Trust
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document (contained in Exhibit 101)

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “believe,” “expect,” “continue,” “will,” “estimate,” “intend,” “plan,” “anticipate,” and “would” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Current Report primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2024, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Current Report and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Current Report. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Additional Information and Where to Find It

In connection with the proposed transactions, Sterling intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF STERLING ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING STERLING’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STERLING AND THE PROPOSED TRANSACTIONS.

Investors and shareholders of Sterling will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to One Towne Square, Suite 1900, Southfield, Michigan 48076, Attn: Shareholder Relations Department, (248) 355-2400.

Participants in the Solicitation

Sterling and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions under the rules of the SEC. Information regarding Sterling’s directors and executive officers is available in the proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the solicitation of proxies in respect of the proposed transactions and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sterling Bancorp, Inc.

By:	/s/ Karen Knott
Karen Knott
Chief Financial Officer

Date: September 17, 2024

Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

sTERLING Bancorp, Inc.,

STERLING bank AND trust, F.S.B.

and

EVERBANK FINANCIAL CORP

September 15, 2024

TABLE OF CONTENTS

Article I DEFINITIONS; CONSTRUCTION	2

Section 1.1	Definitions	2
Section 1.2	Interpretation	10

Article II PURCHASE AND SALE	11

Section 2.1	Purchase and Sale	11
Section 2.2	Closing	11
Section 2.3	Closing Deliverables	11
Section 2.4	Withholding	12
Section 2.5	Bank Merger	12

Article III REPRESENTATIONS AND WARRANTIES OF SELLER	13

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Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	30

Article V COVENANTS	34

Article VI EMPLOYMENT AND BENEFIT MATTERS	48

Section 6.1	Employment and Benefit Matters	48

Article VII TAX MATTERS	51

Section 7.1	Cooperation	51
Section 7.2	Transfer Taxes	52
Section 7.3	Tax Sharing Agreements	52
Section 7.4	Loss Shares	52

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Article VIII CLOSING CONDITIONS	52

Section 8.1	Conditions to Obligations of Each Party to Close	52
Section 8.2	Conditions to Obligation of Seller Bank to Effect the Closing	53
Section 8.3	Conditions to Obligation of Purchaser to Effect the Closing	53

Article IX TERMINATION	54

Section 9.1	Termination	54
Section 9.2	Effect of Termination	55

Article X SURVIVAL; INDEMNIFICATION	57

Article XI MISCELLANEOUS	61

-iv-

SCHEDULES AND EXHIBITS

Schedules

Seller Disclosure Schedules

Purchaser Disclosure Schedules

Exhibits

Exhibit A – Bank Merger Agreement

-v-

INDEX OF DEFINED TERMS

Terms	Sections
Acceptable Confidentiality Agreement	5.4(a)
Acquisition Proposal	5.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Bank Merger	2.5
Bank Merger Agreement	2.5
Bank Merger Certificates	2.5
Bankruptcy and Equity Exception	3.4(a)
Bayview Loan Purchase Agreement	8.3(g)
BCA	Recitals
Board Recommendation	5.3(a)
Cap Amount	5.13(a)
Claim Notice	10.4(a)
Closing	2.2
Closing Date	2.2
Confidential Supervisory Information	11.15
Continuing Employee	6.1(a)
CSA	3.5(d)
de minimis loss	10.2(b)
Deposit Condition	8.3(d)
Derivative Contract	3.14
DIF	3.5(f)
Effective Time	2.5
Employee Plans	3.15(a)
Extension of Credit	3.24(a)
Federal Reserve Board	3.5(a)
Financial Statements	3.7(a)
Indemnified Parties	10.3(a)
Indemnifying Parties	10.4(a)
Lease	3.9(b)
Loan Data File	3.24(d)
Losses	10.2(a)
Material Burdensome Condition	5.5(e)
Material Contract	3.8(a)

Terms	Sections
Michigan Branch	5.9
Necessary Permits	3.10(d)
Nonparty Affiliates	11.16
Notice Period	10.4(a)
OFAC	3.10(c)
Proxy Statement	3.5(a)
Pre-Closing Retention Bonuses	6.1(b)(1)
Post-Closing Retention Bonuses	6.1(b)(1)
Purchaser	Preamble
Purchaser Indemnified Parties	10.2(a)
Recommendation Change	5.3(b)
Registered IP	3.21(a)
Regulatory Approvals	3.5(a)
Related Party Contracts	3.8(a)(11)
Requisite Vote	3.4(b)
Retention Pool	6.1(b)(1)
Seller	Preamble
Seller Bank	Preamble
Seller Bank 401(k) Plan	6.1(c)
Seller Bank Capital Stock	3.2
Seller Bank Indemnified Parties	5.13(b)
Seller Indemnified Parties	10.3(a)
Seller Liabilities	5.17
Seller Parties	Preamble
Seller Released Party	5.18
Seller Retention Bonus Cap	6.1(b)(1)
Shareholder Meeting	5.3(a)
Shares	Recitals
Stock Sale	2.1
Superior Proposal	5.4(c)
Surviving Bank	2.5
Termination Fee	9.2(b)
Third-Party Claim	10.4(a)
WARN Act	3.16(h)

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STOCK PURCHASE AGREEMENT, dated as of September 15, 2024 (this “Agreement”), by and among Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”), Sterling Bank and Trust, F.S.B, a federal savings bank (“Seller Bank” and together with Seller, “Seller Parties”) and EverBank Financial Corp, a Delaware corporation (“Purchaser”). As used in this Agreement, capitalized terms have the meanings ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Shares”) of Seller Bank;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, convey, assign and deliver to Purchaser, and Purchaser desires to purchase and accept from Seller, the Shares;

WHEREAS, the board of directors of Seller has (i) approved and declared advisable this Agreement, the Stock Sale and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, (ii) authorized the execution, delivery and performance of this Agreement by Seller and Seller Bank, respectively, (iii) resolved to recommend that the shareholders of Seller approve this Agreement, the Stock Sale and the Plan of Dissolution, (iv) directed that this Agreement, the Stock Sale and the Plan of Dissolution be submitted to Seller’s shareholders for adoption by Seller’s shareholders entitled to vote thereon and (v) approved and declared advisable to enter into those certain Voting and Support Agreements, authorized the execution, delivery and performance of those certain Voting and Support Agreements and, pursuant to Section 782 of the Michigan Business Corporation Act (the “BCA”), approved entry into such Voting and Support Agreements as being exempt from the requirements of Section 780 of the BCA;

WHEREAS, the board of directors of Purchaser has approved and declared advisable this Agreement, the Stock Sale and the other Transactions, on the terms and subject to the conditions set forth in this Agreement, and has authorized the execution, delivery and performance of this Agreement by Purchaser;

WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser and certain of Seller’s shareholders entered into those certain Voting and Support Agreements dated as of the date hereof in connection with the Transactions; and

WHEREAS, in connection with the execution and delivery of this Agreement, Purchaser and the U.S. Department of Justice have agreed pursuant to a separate undertaking that Purchaser will, subject to the occurrence of the Closing, assume certain of Seller’s obligations under the Plea Agreement.

NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS; CONSTRUCTION

Section 1.1      Definitions. For purposes of this Agreement, the parties covenant and agree to the following definitions and other terms:

“Action” means any civil, criminal, regulatory or administrative action, suit, demand, claim, case, litigation, arbitration, cancellation, inquiry, hearing, dispute, investigation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person.

“Average Closing Deposits” means the average daily closing balance of the Specified Deposits for the monthly period ending at the close of business on the last day of the calendar month immediately preceding the Closing Date.

“Branches” means the branches and offices of Seller Bank.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in Jacksonville, Florida or Detroit, Michigan, are authorized or required by applicable Law or other governmental action to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement, dated as of March 5, 2024, by and between Seller and Purchaser.

“Constituent Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, certificate of formation, articles of organization, articles of association, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement and/or similar constituent documents, as applicable.

“Contract” means any agreement, contract, arrangement, bond note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.

“Control” and the correlative terms “Controlling” and “Controlled” means, as used with respect to any Person, possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“CRA” means the Community Reinvestment Act of 1977, as amended, and applicable regulations implemented thereunder by the OCC.

“Deposit Documents” means all books and records related to deposits of Seller Bank in the possession or control of Seller or Seller Bank, including (a) information, data, records, files, reports and documentation relating to each customer account, including (x) written and email correspondence with any such customer, (y) any correspondence between or among employees of the Seller Parties regarding any such customer or account (including management and/or resolution of complaints by any such customer) and (z) any files with respect to know your customer, anti-money laundering, sanctions or Bank Secrecy Act compliance with respect any such customer or account, (b) all transaction histories and account level data for each customer account, and (c) all deposit account agreements (and all amendments or modifications with respect thereto) and any other documents that establish, modify or amend any terms or conditions of any customer account.

“Environment” means any soil, surface waters, wetlands, groundwater, sediments, surface or subsurface strata, ambient air and any other environmental media.

“Environmental Law” means applicable Law regarding Hazardous Materials or the protection of the Environment.

“Equity Securities” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any warrants, options, restricted shares, performance shares, restricted share units, performance share units, phantom equity, calls or commitments relating to, or any stock or equity appreciation right or other equity or equity-based awards or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included Seller Bank, or that is, or was at the relevant time, a member of the same “controlled group” as Seller Bank pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FDI Act” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fraud” means an actual or intentional fraud with respect to a representation or warranty set forth in Article III or Article IV of this Agreement or in any certificate delivered pursuant to Section 8.2(c) or Section 8.3(e), as applicable, that constitutes actual common law fraud (and for the avoidance doubt, not constructive fraud or negligent misrepresentation).

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization and any U.S. government-sponsored enterprise program (including any Mortgage Agency).

“Governmental Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Governmental Entity.

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law, including any petroleum, asbestos-containing material, or polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act of 1933.

“Intellectual Property” means all intellectual property rights, including in trademarks, service marks, Internet domain names, social or mobile media identifiers, trade dress, logos, corporate names and other source indicators, and all goodwill associated therewith and symbolized thereby (“Trademarks”), patents, copyrights, trade secrets and know-how, and all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-examinations and reissues relating thereto.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller to Seller Bank.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by Seller from Seller Bank.

“Intervening Event” means any material event, change, effect, development, condition, circumstance or occurrence that (i) improves or would be reasonably likely to improve the business, assets, financial condition or results of operations of Seller Bank, taken as a whole, (ii) is not known by, nor reasonably foreseeable to the Board of Directors of Seller as of the date of this Agreement and (iii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, the fact alone that the Seller Parties meet or exceed any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Seller Parties may be taken into account to the extent not otherwise excluded by this definition) shall not be considered or taken into account in determining whether an Intervening Event has occurred.

“IT Assets” means software, websites, databases, computer systems, networks and other information technology infrastructure, but not, for clarity, any Intellectual Property incorporated into the foregoing.

“Knowledge” means with respect to the Seller Parties, the actual knowledge of the officers of Seller Bank listed in Section 1.1(d) of the Seller Disclosure Schedules and with respect to Purchaser, the actual knowledge of the officers of Purchaser listed in Section 1.1(d) of the Purchaser Disclosure Schedules, in each case following due inquiry.

“Landlord Consents” means the written consents of the respective landlords of the Leases to the change of control of such Leases which consents are required pursuant to the terms of the Leases prior to the change of control of the Leases by Seller Bank to Purchaser on the Closing Date and are set forth in Section 1.1(f) of the Seller Disclosure Schedules.

“Law” means any federal, state, local, domestic or foreign law, including common law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by, or any formal interpretive letter issued by, a Governmental Entity.

“Leakage” means, without duplication, any of the following: (i) any dividend or distribution authorized, declared, set aside, paid or made by Seller Bank; (ii) any redemption or purchase of any shares in the capital of Seller Bank; (iii) any payments made or other economic benefits given by Seller Bank for the benefit of Seller or any shareholder thereof; (iv) any liabilities assumed by Seller Bank from or for the benefit of Seller or any shareholder thereof; (v) any assets transferred by Seller Bank to Seller or any shareholder thereof; and (vi) any loan, advance, capital contribution or other investment to, or for the benefit of, or in, Seller or shareholder thereof by Seller Bank.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust or lease, adverse ownership interest, covenant, right of way, right of first refusal or first offer or option, in each case of any kind or description.

“Loan Documents” means the loan files and documents that are in possession or control of a Seller Party, including notes, deeds of trust, mortgages, commitment letters, loan agreements, appraisals, credit reports, titles to collateral, all verifications (including employment verification, deposit verification, etc.), underwriting or approval memoranda, financial statements of borrowers and guarantors, independently prepared financial statements, commitment letters, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Material Adverse Effect” means with respect to Seller Bank, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of Seller Bank (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in any applicable Law (including any Law in respect of Taxes) or interpretations thereof, (C) changes, after the date hereof, in business, economic or market conditions generally and not specifically relating to Seller Bank and its business, including changes in prevailing interest rates and in the credit and securities markets, (D) any change after the date hereof in global or national political conditions (including as result of the outbreak of war, acts of terrorism), (E) changes after the date hereof as the result of other international or national calamity, including any earthquake, hurricane, wildfire or other natural disasters or acts of God, or global health conditions, including any epidemic, pandemic, disease outbreak (including COVID-19) or other public health emergency, any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or governmental recommendations in connection with or in response to any epidemic, pandemic, disease outbreak (including COVID-19) or other public health emergency or any material worsening of such conditions threatened or existing as of date hereof, (F) any change after the date hereof generally affecting the U.S. financial services industry and not specifically relating to Seller Bank and its business, (G) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof, (H) disclosure, announcement, pendency or consummation of the Transactions or actions expressly required by this Agreement in contemplation of the Transactions, or (I) actions (or the effects of such actions) taken or omitted to be taken pursuant to the written consent of or at the direction of Purchaser; except, with respect to subclauses (A), (B), (C), (D), (E) or (F) to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of Seller Bank or its business, as compared to other companies in the industry in which Seller Bank operates) or (ii) the ability of the Seller Parties to timely consummate the Transactions or perform the obligations contemplated hereunder.

“Mortgage Agency” means the Government National Mortgage Association, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Veterans Affairs or the U.S. Department of Housing and Urban Development, as applicable.

“OCC” means the Office of the Comptroller of the Currency.

“Outside Date” means June 30, 2025.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which although delinquent can be paid without penalty or are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller Bank’s books and records; (ii) Liens resulting from a filing by a lessor as a precautionary filing for a lease; (iii) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar liens arising in the ordinary course which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller Bank’s books and records; (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property for which adequate provision has been made on Seller Bank’s books and records; (v) in the case of real property, zoning, building or other land use regulations which are not violated by the current use or occupancy of the real property subject thereto; (vi) in the case of real property, minor title defects, easements, encumbrances, licenses, covenants, rights-of-way or other similar restrictions, including any other Liens that would be shown by a current title report or any conditions that would be shown by a current survey or physical inspection, in each case, which do not impede the ownership, operation or value of Seller Bank’s assets, taken as a whole; or (vii) Liens on any loans that are junior and subordinate to Liens in favor of Seller Bank securing such loan, to the extent permitted by the applicable policies and procedures of Seller Bank in effect at the time such loan was made or reflected in the relevant Loan Documents or in Seller Bank’s approval for such loan.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Information” means all information (i) identifying or that can, whether alone or in combination with other available information, reasonably be used to identify an individual person. Personal Information may relate to any individual, including a current, prospective or former client (or a client’s customer or end user) or employee of any Person, and includes information in any form, including paper, electronic and other forms, or (ii) that is defined as personal data, personal information, personally identifiable information, nonpublic personal information or similar terms under the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Gramm-Leach-Bliley Act or similar U.S. federal or state Laws applicable to the business of Seller Bank.

“Plan of Dissolution” means the Plan of Dissolution of Sterling Bancorp, Inc. as adopted by the board of directors of Seller on September 15, 2024, of which the Transactions comprise a part.

“Plea Agreement” means that certain Plea Agreement between Seller and the U.S. Department of Justice, dated as of March 15, 2023.

“Privacy Requirements” means all applicable Laws, and all binding industry and self-regulatory organization standards and publicly posted policies, with respect to Personal Information (and the collection, processing, use, disclosure, transfer and disposal thereof).

“Purchase Price” means $261,000,000.

“Purchaser Bank” means EverBank, National Association, a national banking association.

“Purchaser Disclosure Schedules” means the disclosure schedules of Purchaser, dated as of the date hereof and delivered on the date hereof by Purchaser to Seller.

“Related Person” means, with respect to a Person, any other Person that is (i) an Affiliate of such Person, (ii) established for the benefit of such Person, or (iii) a member of such Person’s immediate family.

“Relationships” means any existing and future banking or other financial relationships with an identified Person or group of Persons and their Related Persons, including, but not limited to, any deposit, lending, investment, asset management or financial advisory relationships and any accounts related thereto.

“Representatives” means, with respect to any Person, such Person’s respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Laws” means the Securities Act, the Exchange Act and any applicable securities Laws of any state.

“Seller Affiliated Group” means a consolidated, combined, unitary, affiliated or similar Tax group for purposes of filing Tax Returns of which Seller or an Affiliate of Seller (other than Seller Bank) is the common parent.

“Seller Bank Entity Names” means any Trademark owned by Seller to the extent containing or comprising the names “Sterling Bank and Trust, F.S.B.” or any confusingly similar derivation, variation, translation or abbreviation thereof.

“Seller Bank’s Severance Benefits Plan” means the Sterling Bank and Trust, F.S.B. Severance Benefits Plan, effective as of December 17, 2020.

“Seller Disclosure Schedules” means the disclosure schedules of Seller referred to in Article III, Article V and Article VI, dated as of the date hereof and delivered on the date hereof by Seller to Purchaser. The Seller Disclosure Schedules shall be organized to correspond to Sections in Article III, Article V and Article VI of this Agreement. Each exception set forth in the Seller Disclosure Schedules shall be deemed to qualify (1) the corresponding representation, warranty or covenant set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Seller Disclosure Schedules and (2) any other representation, warranty or covenant to the extent that the relevance of such exception to such other representation, warranty or covenant is reasonably apparent on the face of the disclosure.

“Seller Shareholder Claims” means any written claims or demands made against or received by Seller by or on behalf of any shareholders of Seller (including derivatives claims or claims in respect of any dissenters’ or appraisal rights), whether as a result of actions, events or omissions prior to, at or after the execution and delivery of this Agreement, including any securities law related claims, fiduciary duty claims, books and record demands, or claims relating to or arising out of the Transactions, the Plan of Dissolution, or any Losses relating to or arising out of such claims.

“Seller Transaction Expenses” means all fees and expenses incurred by, or on behalf of, and paid or to be paid, directly by Seller or Seller Bank in connection with the negotiation or execution of this Agreement or any other process for a transaction involving any Seller Party (including any investment, merger or purchase and assumption of branches), including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts and (ii) all brokers’, finders’ or similar fees.

“Specified Deposits” means deposits (as defined in 12 U.S.C. § 1813(l)) that are held by Seller Bank, excluding brokered deposits.

“Subsidiary” of a Person means any other Person, of which such Person, directly or indirectly, owns securities or other ownership interest having (i) a majority of the economic interests of such entity or (ii) the ordinary voting power to elect a majority of the board of directors or such Person performing similar functions.

“System Conversion” means Seller Bank’s transition from Seller Bank’s and its Affiliates’, and its and their vendors’, IT Assets to Purchaser’s and its Affiliates’, and its and their vendors’, IT Assets, including all data migration in connection therewith.

“System Conversion Data” means certain data relating to the products, services or customers of Seller Bank reasonably requested by Purchaser for the purposes of data system technical testing and conversion planning in preparation for the Closing and the System Conversion, including “live” customer data, system configurations and data flows, metadata, copybooks and data dictionaries.

“Tax” means any tax of any kind, including any U.S. federal, state, local and non-U.S. income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), escheat and unclaimed property, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding, or other tax, of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Transactions” means the Stock Sale and the other transactions contemplated by and provided for in this Agreement and any related transaction documents entered into pursuant to this Agreement.

“Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Willful Breach” means a material breach of, or material failure to perform any representation, warranty, covenant or other agreement contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of, or failure of performance under, this Agreement.

Section 1.2      Interpretation.

(a)            Unless the context otherwise requires:

(1)            references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(2)            references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(3)            references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section;

(4)            references to any Governmental Entity include any successor to such Governmental Entity;

(5)            the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(6)            the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(7)            the terms “Dollars” and “$” mean U.S. Dollars;

(8)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(9)            references herein to any gender include any other gender;

(10)          references herein to “in writing” include email communications;

(11)          the term “made available” mean that the relevant documents, instruments or materials were (i) posted and made available to Purchaser on the Firmex due diligence data site maintained by Seller for the purpose of the Transactions at least 24 hours prior to the execution and delivery of this Agreement, (ii) publicly available by virtue of Seller’s filing of a publicly available report, form or schedule with the SEC pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement or (iii) delivered by e-mail to Purchaser or its Representatives prior to the date of this Agreement; and

(12)          references to a “party” or “parties” mean a party or parties to this Agreement unless otherwise indicated.

(b)           The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)            The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

PURCHASE AND SALE

Section 2.1      Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (a) Seller shall sell, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Shares, free and clear of any Liens (other than restriction on transfer which arise under applicable Securities Laws) (the “Stock Sale”) and (b) in consideration of the Stock Sale, Purchaser shall pay to Seller the Purchase Price in cash as set forth herein.

Section 2.2      Closing. The consummation of the Stock Sale shall take place at the closing (the “Closing”), to be held (unless another date or time is agreed in writing by Purchaser and Seller Bank) at 9:00 a.m. (Eastern Time) on the third (3rd) Business Day following satisfaction or waiver of all conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, that, unless otherwise agreed in writing between Seller and Purchaser, the Closing shall not occur prior to January 2, 2025 (the date on which the Closing occurs, the “Closing Date”).

Section 2.3      Closing Deliverables.

(a)           At the Closing, Purchaser will deliver, or cause to be delivered, to Seller the Purchase Price, by wire transfer of immediately available funds, to one or more accounts which accounts shall have been designated by Seller in writing at least three (3) Business Days prior to the Closing Date.

(b)           At the Closing, Purchaser will deliver, or cause to be delivered, the following documents to Seller, all of which shall be in a form reasonably satisfactory to Seller:

(1)            the officer’s certificate contemplated by Section 8.2(c); and

(2)            written evidence reasonably satisfactory to Seller that the Regulatory Approvals have been obtained and any applicable waiting periods relating thereto shall have expired or been terminated early.

(c)            At the Closing, Seller shall deliver, or cause to be delivered, the following documents to Purchaser, all of which shall be in a form reasonably satisfactory to Purchaser:

(1)            a stock certificate for the Shares or, if any Shares are uncertificated, other evidence of ownership reasonably satisfactory to Purchaser, representing the Shares, registered in the name of Purchaser;

(2)            the officers’ certificate contemplated by Section 8.3(e);

(3)            a properly completed and executed IRS Form W-9 in respect of Seller; and

(4)            supporting detail reasonably requested by Purchaser to verify that the Deposit Condition has been satisfied.

Section 2.4      Withholding. As of the date of this Agreement, Purchaser has no Knowledge of any U.S. federal income Tax deductions or withholdings that would be required with respect to the payments to be made hereunder at the Closing. In the event Purchaser obtains Knowledge of any required Tax deductions or withholdings with respect to payments to be made hereunder at the Closing, (a) Purchaser (and its Affiliates and agents) shall be entitled to deduct and withhold from any payment made pursuant to this Agreement any amounts that are required to be deducted or withheld from such payment under applicable Law; provided, that prior to deducting or withholding from any amounts payable to any Person pursuant to this Agreement, Purchaser or such other applicable withholding agent shall provide notice to such Person of any intended withholding or deduction (other than with respect to compensatory payments) and such Person shall be given a reasonable opportunity to provide (or cause to be provided) a certificate or other documentary evidence establishing an exemption or reduction of withholding or deduction and (b) any amounts so deducted or withheld from any such payment and remitted to the applicable Governmental Entity in accordance with any applicable Law shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5      Bank Merger. Following the Closing, Seller Bank will merge with and into Purchaser Bank (the “Bank Merger”), with Purchaser Bank as the surviving entity in the Bank Merger (in such capacity, the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Seller Bank shall cease. The parties agree that the Bank Merger shall become effective at such time following the Closing as Purchaser shall specify (the “Effective Time”). The Bank Merger shall be implemented pursuant to the agreement and plan of bank merger attached as Exhibit A (the “Bank Merger Agreement”). Prior to the Closing, (a) Seller shall cause the Bank Merger Agreement to be duly executed by Seller Bank and delivered to Purchaser, (b) Purchaser shall cause Purchaser Bank to duly execute and deliver the Bank Merger Agreement to Seller, and (c) Seller shall cause Seller Bank, and Purchaser shall cause Purchaser Bank, to execute, deliver, file or obtain, as applicable, such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger at such time following the Closing as Purchaser shall specify (the “Bank Merger Certificates”).

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules, Seller represents and warrants to Purchaser as follows:

Section 3.1      Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Michigan. Seller Bank is a federal stock savings bank duly organized, validly existing and in good standing under the Laws of the United States. Each Seller Party has all necessary organizational power and authority to carry on its business as presently conducted and to conduct the Transactions, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2      Capital Structure. The authorized capital stock of Seller Bank consists of 250 shares of common stock, par value $16,000 per share, all of which are issued and outstanding and none are held in treasury as of the date of this Agreement (such issued and outstanding shares, the “Seller Bank Capital Stock”). All the issued and outstanding shares of Seller Bank Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable. Seller is the sole record and beneficial owner, and has marketable title to, all of the shares of Seller Bank Capital Stock, free and clear of all Liens (other than any transfer restrictions imposed under Securities Laws). There are no outstanding or authorized Equity Securities other than the Seller Bank Capital Stock or any obligations that would require Seller Bank to issue, sell or otherwise cause to become outstanding other Equity Securities or to make a cash payment based on the value of any of its Seller Bank Capital Stock. Seller Bank does not have any commitment to authorize, issue or sell any additional Equity Securities, and there are no Equity Securities reserved for issuance. None of Seller Bank’s issued and outstanding shares of Seller Bank Capital Stock have been issued in violation of any preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of Seller Bank Capital Stock may vote have been issued by Seller Bank and are outstanding.

Section 3.3      No Subsidiaries. Seller Bank has no Subsidiaries. Prior to the date hereof, Sterling Credit Corp. has been administratively dissolved in accordance with Section 450.1801(f) of the BCA. As of the date hereof, Seller Bank does not directly or indirectly “own” or “control” (as such terms are used within the meaning of the Bank Holding Company Act of 1956 and its implementing regulations) any Equity Securities of any other Person. No Seller Party has any Affiliates except for the other Seller Party.

Section 3.4      Authority; Capacity.

(a)            Each Seller Party has the power and authority to enter into and perform this Agreement and any other documents executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of such Seller Party (subject to obtaining the Requisite Vote). This Agreement and the instruments and documents executed pursuant hereto constitute, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of each Seller Party, enforceable against such Seller Party, in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of Law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (the “Bankruptcy and Equity Exception”).

(b)            The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of Seller Bank and Seller as its sole shareholder. The approval of this Agreement, the Stock Sale and the Plan of Dissolution by the affirmative vote of a majority of all the votes entitled to be cast on such matter by the holders of Seller’s common stock (the “Requisite Vote”) is the only vote or approval of the holders of capital stock or other equity interests of Seller necessary to adopt this Agreement or approve the Transactions, and no other corporate proceedings on the part of Seller or Seller Bank are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions.

Section 3.5      Consents and Approvals and Other Regulatory Matters.

(a)            Neither Seller nor Seller Bank is required to obtain any order, permit, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Entity or third party in connection with the execution and delivery of this Agreement or the Transactions, except (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act and the Federal Reserve Board’s implementing regulations thereunder in respect of the Stock Sale, and with the OCC under the Bank Merger Act and the OCC’s implementing regulations thereunder in respect of the Bank Merger, and the approval or regulatory waiver of such applications, filings and notices by the Federal Reserve Board and OCC, as applicable, (ii) any approvals from or filings with any Governmental Entity (including any applicable U.S. government-sponsored enterprise program) set forth in Section 3.5(a) of the Seller Disclosure Schedules (such approvals, filings or regulatory waivers thereof referenced in clauses (i) and (ii), collectively, the “Regulatory Approvals”), (iii) the Landlord Consents, (iv) the filing with the SEC of a proxy statement in definitive form relating to the Shareholder Meeting to be held in connection with this Agreement, the Transactions and the Plan of Dissolution (including any amendments or supplements thereto, the “Proxy Statement”), (v) the filing and receipt, as applicable, of the Bank Merger Certificates and (vi) the Requisite Vote .

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to Seller Bank, there are no pending, or to the Knowledge of Seller, threatened disputes or controversies between any Seller Party and any Governmental Entity that (i) would reasonably be expected to prevent or delay any Seller Party from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the Transactions. As of the date hereof, no Seller Party has received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transactions and has no reason to believe that, if requested, any Governmental Entity required to approve the Transactions would oppose or not grant or issue its consent or approval.

(c)            No Seller Party is subject to, and has received any notice from or been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting, any order, agreement, memorandum of understanding or other formal or informal enforcement action or proceeding, as such actions and proceedings are defined and categorized by the OCC and Federal Reserve Board, as applicable, which could adversely impact, in any material respect, Seller Bank or its business.

(d)            Seller Bank is a “qualifying community banking organization” that has made an effective election to use the community bank leverage ratio framework set forth under the OCC’s capital adequacy regulations (12 C.F.R. § 3.12) and, as of the date hereof, has a sufficient leverage ratio to be considered to have met (i) the minimum regulatory capital requirements under the OCC’s capital adequacy regulations (12 C.F.R. § 3.10), (ii) the capital ratio requirements necessary to be considered “well capitalized” under the OCC’s prompt corrective action regulations (12 C.F.R. Part 6), and (iii) any other capital or leverage requirement to which Seller Bank is subject. Seller Bank has elected to operate as a “covered savings association” (“CSA”) under Part 101 of the OCC’s regulations (12 C.F.R. Part 101) and, as of the date hereof, such election remains in effect and Seller Bank’s assets and activities comply with the authorized powers and activities of CSAs as established under the foregoing regulations.

(e)            The direct or indirect activities of Seller Bank comply with the restrictions applicable to federal savings association activities under the HOLA and applicable rules and regulations of the OCC, to the extent required as a covered savings association, and no such activities rely on “grandfathered” or similar regulatory authority.

(f)            The deposit accounts of Seller Bank are insured by the FDIC through the Deposit Insurance Fund (“DIF”) (as defined in Section 3(y) of the FDI Act) to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened in writing or, to the Knowledge of Seller Bank, otherwise threatened.

(g)           Seller Bank has a CRA rating of “satisfactory” or “outstanding” as of its most recent CRA examination by the OCC and such rating remains in effect as of the date of this Agreement. Seller Bank has not been informed that its current rating will or may be lowered in connection with any pending or future examination for CRA performance and, to Seller Bank’s Knowledge, no fact or circumstance or set of facts or circumstances exists that could reasonably be expected to result in Seller Bank having its current rating lowered. Seller Bank has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the Transactions.

Section 3.6      No Breaches; Defaults. Assuming the receipt of all Regulatory Approvals, the Requisite Vote and the Landlord Consents, the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by any Seller Party do not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law, Privacy Requirement, permit or license of any Seller Party or to which any Seller Party is subject, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which any Seller Party is party, or by which it or its properties or assets are bound, which breach, conflict, loss of benefit, termination, cancellation, acceleration, violation or default would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (iii) constitute a breach or violation of or a default under the Constituent Documents of any Seller Party.

Section 3.7      Financial Statements; No Material Adverse Effect.

(a)            Seller has previously made available to Purchaser complete and correct copies of Seller’s audited consolidated financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of its independent auditor) for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021, and complete and correct copies of Seller’s unaudited consolidated financial statements for the six (6) month period ended June 30, 2024 (collectively, the “Financial Statements”). The Financial Statements (i) have been derived from the books and records of Seller and Seller Bank, (ii) have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of Seller and Seller Bank, as of the dates thereof, and their respective results of operations and cash flows for the periods then ended (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments).

(b)            Except (i) as reflected or reserved against in the Financial Statements (or disclosed in the notes thereto, if applicable), (ii) for Permitted Liens, (iii) for liabilities incurred in the ordinary course of business since June 30, 2024, or (iv) for liabilities that would not, individually or in the aggregate, reasonably be expected to be material, there are no liabilities of Seller or Seller Bank.

(c)            Seller and Seller Bank have established and maintained since January 1, 2023, and continue to maintain, a system of internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of Seller’s financial reporting and the preparation of Seller’s or Seller Bank’s financial statements or Bank Call Reports, as applicable. Seller has disclosed, based on its most recent evaluation of its internal accounting controls to Seller’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which would adversely affect Seller’s ability to record, process, summarize and report financial information for inclusion in the applicable combined financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls over financial reporting. Since January 1, 2023, no material written complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by Seller or Seller Bank and no material written complaints from Seller or Seller Bank’s employees regarding questionable accounting or auditing matters have been received by Seller or Seller Bank.

(d)           The allowances for loan losses and for credit losses contained in the Financial Statements were established in accordance with the practices and experiences of Seller and Seller Bank and in accordance with the requirements of GAAP.

(e)            Seller Bank has no material liability in respect of applicable escheat or abandoned or unclaimed property Laws.

(f)            Seller has previously made available to Purchaser complete and correct copies of all Bank Call Reports required to be filed by Seller Bank, in each case, for the fiscal years ended December 31, 2023, December 31, 2022 and December 31, 2021. Such Bank Call Reports have been derived from the books and records of Seller Bank.

(g)            Less than 1% of Seller Bank’s assets consist of “bank-owned life insurance” policies for which any death benefit payments would be subject to U.S. federal income taxation.

Section 3.8      Material Contracts.

(a)            Section 3.8(a) of the Seller Disclosure Schedules contains, as of the date of this Agreement, a list of each of the following types of Contracts with respect to the business of Seller Bank (other than an Employee Plan) to which Seller Bank is a party and has actual or potential Liabilities on or after the date of this Agreement (each, a “Material Contract”):

(1)            any lease of real property that provides for annual payments of $50,000 or more by Seller Bank and that is not terminable without material payment by Seller Bank upon notice of 180 days or less;

(2)            any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) by Seller Bank that provides for either (i) annual payments of $50,000 or more, or (ii) aggregate payments of $100,000 or more;

(3)            any partnership or joint venture Contract with any third party, in each case other than in connection with low-income housing tax credit investments in the ordinary course of business;

(4)            any Contract relating to the acquisition or disposition of any Person, business or operations (whether by merger, sale of stock, sale of assets or otherwise) under which Seller Bank has any ongoing obligations or liabilities;

(5)            any loan purchase agreement (or other Contracts relating to loan sales into the secondary mortgage market) in which Seller Bank has any ongoing rights or obligations;

(6)            any indenture, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) (x) in the principal amount of $100,000 or more, (y) other than Related Party Contracts, and (z) other than in the ordinary course of business (it being understood and agreed that “in the ordinary course of business” for purposes of this clause (y) shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from any Federal Home Loan Bank, sales of certificates of deposit, issuances of commercial papers, entry into repurchase agreements and satisfaction of legal requirements in the exercise of trust powers, in each case, in the ordinary course of business);

(7)            other than (A) leases of real property, (B) Extensions of Credit or (C) Derivative Contracts (in the case of each of clauses (A), (B) and (C), entered into in the ordinary course of business), any Contract that creates future payment obligations on Seller Bank in excess of $50,000 per annum and which by its terms does not terminate or is not terminable without penalty upon notice of 180 days or less;

(8)            any Contract pursuant to which Seller Bank grants or obtains any license or right in or to use any material Intellectual Property or material IT Asset, excluding (A) any non-exclusive in-licenses to generally commercially available software on standardized terms and with annual fees of less than $50,000 or (B) any non-exclusive licenses granted to customers in the ordinary course or business;

(9)            any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the Transactions where such increase of payment or benefit or acceleration of vesting would reasonably be expected to be material to Seller Bank;

(10)          (A) any material exclusive dealing Contract, or (B) any Contract that (x) contains express non-competition or non-solicitation covenants that materially limit the freedom of Seller Bank (including, after the Closing, Purchaser and its Subsidiaries) to compete in any line of business or with any Person or in any area or operate at any location, or (y) purports to materially limit or restrict the ability of Seller Bank (including, after the Closing, Purchaser and its Subsidiaries) to solicit clients or employees or any category of Persons, other than employee non-solicit arrangements in the ordinary course of business;

(11)          any Contract or transaction between Seller Bank, on the one hand, and Seller or any current or former officer, director or employee of Seller or any person who beneficially owns five percent (5%) or more of the outstanding common stock of Seller (or any of such person’s immediate family members or Affiliates), on the other hand, including any Contract or transaction of the type required to be reported by Seller pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (such contracts or transactions, “Related Party Contracts”);

(12)          that is a settlement, consent or similar agreement and contains any material continuing obligations of Seller Bank;

(13)         each Derivative Contract outstanding along with each confirmation or other evidence of a trade pursuant to a Derivative Contract; and

(14)          any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or property of Seller Bank.

(b)           Each of the Material Contracts is valid and binding on Seller Bank and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except for failures to be valid and binding or in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by Seller Bank and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller Bank, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No counterparty to a Material Contract has made any request or demand to cancel, not renew, terminate prior to the end of the stated contractual term, or materially amend any Material Contract, or otherwise provided notice of any material dispute under any Material Contract. Seller Bank has made available to Purchaser a true, correct and complete copy of each Material Contract.

Section 3.9      Real Property.

(a)            Seller Bank does not own any real property.

(b)            Section 3.9(b) of the Seller Disclosure Schedules contains a complete and accurate list of all real property leased by Seller Bank and Seller Bank has delivered to Purchaser true and correct copies of such leases (each a “Lease”). Each of the Leases is in full force and effect. With respect to each Lease, there does not exist with respect to Seller Bank’s obligations thereunder, or, to the Knowledge of Seller, with respect to the obligations of any other party thereto, any material default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a material default on the part of Seller Bank or any other party thereto. There are no subleases relating to any Branch created or suffered to exist by Seller Bank.

Section 3.10      Compliance with Laws.

(a)            Each of Seller and Seller Bank is and, since January 1, 2021, has been in compliance in all material respects with any applicable Law with respect to Seller Bank. Seller Bank’s business is being conducted (and since January 1, 2021, has been conducted) in compliance with applicable Privacy Requirements, except as would not, individually or in the aggregate, reasonably be expected to be material to Seller Bank.

(b)           Seller and Seller Bank have established and maintains a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Seller Bank with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws.

(c)            None of the Seller Parties or, to the Knowledge of Seller, any director, officer, employee, agent or other person acting on behalf of any Seller Party has, directly or indirectly, (i) used any funds of Seller Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Seller Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Seller Bank, (v) made any fraudulent entry on the books or records of any Seller Party, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any Seller Party, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any Seller Party, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”).

(d)            Seller Bank possesses all permits, licenses, orders, authorizations, certificates, charters, ratings and approvals necessary for it to operate its business as presently conducted (the “Necessary Permits”) and all such Necessary Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto, with Seller Bank having paid all fees and assessments due and payable in connection therewith.

(e)            Seller Bank maintains a written information privacy and security program that maintains reasonable measures to protect the confidentiality and security of all Personal Information with respect to Seller Bank or its customers against any loss or misuse, from the performance of any unauthorized or unlawful operations upon such Personal Information, or other act or omission that compromises the security or confidentiality of such Personal Information. Since January 1, 2021, (i) to the Knowledge of Seller, Seller Bank has not experienced any (A) material loss or misuse of Personal Information with respect to the Seller Bank or its customers or (B) material unauthorized access to or acquisition of Personal Information with respect to the Seller Bank or its customers and (ii) Seller Bank has not taken any act that materially compromises, or omitted to take any act necessary to prevent a material compromise of, the privacy, security or confidentiality of Personal Information with respect to the Seller Bank or its customers.

(f)            Since January 1, 2021, the Seller Parties’ servicing practices with respect to each of the loans made by Seller Bank have been (i) materially consistent with the Seller Parties’ written servicing policies and the underlying and related Loan Documents in all material respects, which are in accordance with customary servicing practices of prudent lending institutions which service loans of the same type and quality as such loan in the respective jurisdiction, and (ii) in compliance in all material respects with all applicable requirements of applicable Law (including any servicing requirements or guidelines of a Governmental Entity, including any Mortgage Agency). None of the loans made by Seller Bank are presently serviced by third parties and Seller Bank owns all servicing rights with respect to the loans made by them, and no other Person has any right to service any of such loans.

Section 3.11      Litigation and Related Matters.

(a)           There are no material actions, suits, claims, demands, investigations or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Seller, threatened, related to or involving Seller Bank or its business.

(b)           Since January 1, 2021, Seller Bank is not subject to any Governmental Order or has been ordered to pay any fine or civil money penalty by a Governmental Entity, or has adopted any policies, procedures or board resolutions at the request of any Governmental Entity, in each case, that currently restricts in any material respect or would reasonably be expected to restrict in any material respect Seller Bank or the operation of its business, nor has Seller Bank been advised in writing or, to the Knowledge of Seller, orally by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Governmental Order policies, procedures or board resolutions.

(c)            Since entering into the Plea Agreement, Seller has complied with all material obligations set forth in the Plea Agreement (including having paid in full all amounts required to be paid by Seller thereunder) and no Seller Party (or any Representative thereof) is in breach or violation of, and has not received any notice regarding a breach or alleged or potential breach of the Plea Agreement. Seller has made available to Purchaser true, correct and complete copies of the Plea Agreement, each report prepared by Seller under the Plea Agreement and all material written communications from and to the U.S. Department of Justice in connection with the Plea Agreement. The U.S. Department of Justice has been informed of Seller’s plan to dissolve following satisfaction of all Seller’s liabilities, commitments and obligations in accordance with the terms of this Agreement and has not raised any objections or otherwise requested or instructed Seller to take any actions that would prohibit or render infeasible the Plan of Dissolution.

Section 3.12      No Brokers or Finders. Except for Hovde Group, LLC and Keefe, Bruyette & Woods, Inc., whose fees will be paid entirely by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller Parties who might be entitled to any fee or commission from either Seller Party in connection with the Transactions.

Section 3.13      Absence of Changes.

(a)            Since December 31, 2023, except as otherwise expressly contemplated by this Agreement and the Transactions, Seller Bank has in all material respects conducted its business in the ordinary course and there has been no material Leakage.

(b)           Since December 31, 2023, there has not been any event, occurrence or circumstance that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14      Derivative Instruments. Since January 1, 2021, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for Seller Bank’s own account, or for the account of one or more of Seller Bank’s Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and in compliance in all material respects with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract under which Seller Bank has ongoing rights or Liabilities constitutes the valid and legally binding obligation of Seller Bank enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and are in full force and effect. Neither Seller Bank nor, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any Derivative Contract under which Seller Bank has any ongoing rights or Liabilities.

Section 3.15      Business Employees and Benefits.

(a)            Section 3.15(a) of the Seller Disclosure Schedules lists all of the material Employee Plans. “Employee Plans” shall mean employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, equity or equity-based, bonus or incentive, profit sharing, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, termination, change in control, retention, employment, individual independent contractor, welfare, insurance, medical, vacation, paid time off, accrued leave, employee loan, fringe benefit or other compensation or benefit plans, agreements, programs or arrangements with respect to which Seller Bank is a party or has any obligation or that are maintained, contributed to, required to be contributed to or sponsored by Seller Bank or any of its Subsidiaries, or with respect to which Seller Bank has any Liability, in each case, for the benefit of any current or former employee, officer, director or individual independent contractor of Seller Bank.

(b)            With respect to each material Employee Plan, Seller Bank has made available to Purchaser true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Employee Plan and all amendments thereto, and a written description of any material unwritten Employee Plan; (ii) the most recent annual report and accompanying schedules; (iii) the most recent summary plan description and any summaries of material modifications; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by any of the Seller Parties from the Internal Revenue Service regarding the tax-qualified status of such Employee Plan; (vi) the most recent written results of all required compliance testing; and (vii) copies of any material non-ordinary course correspondence with the Internal Revenue Service, Department of Labor or other Governmental Entity.

(c)            Each Employee Plan (and each related trust, insurance contract or fund) has been established, administered and funded in accordance with its express terms in all material respects, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the Knowledge of Seller, threatened actions, claims or lawsuits against or relating to the Employee Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine benefits claims). Neither Seller Bank nor, to the Knowledge of Seller, any “party in interest” or “disqualified person” with respect to an Employee Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA which could reasonably be expected to result in material liability to Seller Bank. To the Knowledge of Seller, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to an Employee Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Employee Plan which could reasonably be expected to result in material liability to Seller Bank. No Employee Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Entity. All payments required to be made by Seller Bank under, or with respect to, any Employee Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Employee Plans, applicable Law and GAAP, and in each case, in all material respects. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Employee Plan or the imposition of any lien on the assets of Seller Bank under ERISA or the Code relating to any Employee Plan.

(d)           With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, is so qualified and has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the Internal Revenue Service on which Seller Bank can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and, to the Knowledge of Seller, nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or exemption or the imposition of any lien on the assets of any of Seller Bank under ERISA or the Code. No stock or other securities issued by Seller or Seller Bank forms or has formed any part of the assets of any Employee Plan that is intended to qualify under Section 401(a) of the Code.

(e)            No Employee Plan is, and none of Seller Bank or any ERISA Affiliate have within the past six (6) years sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(f)            None of the Employee Plans provide medical, health, life or other welfare benefits for former employees or for present employees after termination of employment, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.

(g)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of Seller Bank or with respect to any Employee Plan; (ii)  increase any benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any current or former employee, officer, director or other individual service provider of Seller Bank; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller Bank as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)            No Employee Plan covers any employees, officers, directors or other individual service providers of Seller Bank residing or working outside of the United States.

Section 3.16      Labor Matters.

(a)            Section 3.16(a) of the Seller Disclosure Schedules lists, as of July 31, 2024, all employees of Seller Bank, as well as the position, corporate and functional title, wage rate or salary, date of commencement of employment, target annual cash incentive, status as exempt or non-exempt, identification number, hire date, status as full or part-time, status as active or on leave, if on leave, the date leave commenced and geographic location of each such employee.

(b)           There are no pending or, to the Knowledge of Seller Bank, threatened unfair labor practice claims or charges against Seller Bank. Since January 1, 2021, there have been no strikes, lockouts, concerted slowdowns or work stoppages or other material labor disputes involving Seller Bank or any of its Subsidiaries. Seller Bank is not party to, bound by, or negotiating any collective bargaining or similar agreement with any union, works council or other labor organization, or work rules or practices agreed to with any union, works council, labor organization or employee association applicable to employees of Seller Bank. Since January 1, 2021, there have been no pending or, to the Knowledge of Seller, threatened organizing efforts by any union or other group seeking to represent any current or former employees of Seller Bank.

(c)            Seller Bank is and, since January 1, 2021, has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, the termination of employment, terms and conditions of employment, collective bargaining, classification of employees as exempt or non-exempt from overtime, classification of non-employee contractors, meal and rest breaks, pay for all time worked (including overtime), disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, the prevention of harassment and retaliation, equal pay, workplace health and safety, COVID-19, workers’ compensation and WARN.

(d)           Since January 1, 2021, there has been no material Action by or on behalf of any employee, prospective employee, former employee or any union, works council, labor organization or employee association applicable to employees of Seller Bank, or otherwise relating to arising or relating to Seller Bank’s labor or employment policies or practices, pending or, to the Knowledge of Seller, threatened. Seller Bank is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(e)            To the Knowledge of Seller, all employees of Seller Bank are authorized to work in the United States, and for each such employee, the applicable employing entity has properly completed and maintained Forms I-9.

(f)            Since January 1, 2021, all employees of Seller Bank have been properly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and similar state and local Laws and all consultants and individual independent contractors of Seller Bank have been properly classified as independent contractors, rather than employees, in each case, except as would not result in any material Liability to Seller Bank.

(g)           To the Knowledge of Seller, no executive or employee of Seller Bank holding the title of Vice President or above has provided written notice of their intent to terminate their employment.

(h)           Since January 1, 2021, Seller Bank has not implemented any “plant closing”, “mass layoff” (as such terms are defined under the Worker Adjustment and Retraining Notification (“WARN Act”)) or other action which triggered any notice requirements under the WARN Act. No Seller Party has any outstanding liability under the WARN Act.

(i)             Since January 1, 2022, (i) no executive officer, director or management level employee of Seller Bank has been the subject of a pending or, to the Knowledge of Seller, threatened, allegation of sexual harassment or sexual assault and (ii) to the Knowledge of Seller, no executive officer, director or management level employee of Seller Bank has engaged in sexual harassment or sexual assault, and (iii) Seller Bank has not entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee.

Section 3.17      Environmental Matters.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Seller Bank is currently in compliance with all Environmental Laws in regard to the premises under any Leases, and (ii) Seller Bank has not received any written notice that there has been any failure to comply with Environmental Laws in regard to the premises under the Leases.

(b)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller Bank has not received written notice of any, and there is no pending or, to Seller Bank’s Knowledge, threatened, suit, claim, demand, action, governmental investigation or proceeding alleging any material violation of, or material liability under, Environmental Law in regard to any premises under Leases.

(c)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Seller Bank nor, to the Knowledge of Seller, any other Person has released Hazardous Materials and no Hazardous Materials are present at the premises under the Leases, in each case in amounts or under circumstances that would reasonably be expected to result in liability or trigger any remediation or response activity or other obligation of Seller Bank under Environmental Law.

Section 3.18      Availability of Funds. Seller Bank has sufficient funds on hand or available to it pursuant to existing lines of credit to permit Seller Bank on the Closing Date to pay all amounts payable by Seller Bank hereunder, and all fees and expenses incurred by Seller Bank in connection with the Transactions, and to permit Seller Bank to timely pay or perform all of its other obligations under this Agreement.

Section 3.19      Insurance Coverage. Seller Bank is insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller Bank and not in a manner materially inconsistent with industry practice. Each material insurance policy is in the name of Seller Bank or for the benefit of Seller Bank, is in full force and effect, all premiums due and payable thereon have been paid, and neither Seller nor Seller Bank has received written notice to the effect that it is in material default under any such insurance policy, and all claims thereunder have been filed in a timely fashion. There is no material claim pending under any of such policies with respect to Seller or Seller Bank as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.20      Tax Matters.

(a)            All income and other material Tax Returns required to be filed by Seller Bank have been or will be filed when due (taking into account valid extensions) in accordance with applicable Laws and all such Tax Returns are true, correct and complete in all material respects.

(b)           Seller Bank has timely paid all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns) and has established on its books and records, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet due and payable.

(c)            Seller Bank has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person and all such Taxes have been timely paid over to the proper Taxing Authority.

(d)            To the Knowledge of Seller, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing with respect to any Tax with respect to Seller Bank and there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to Seller Bank. All deficiencies asserted in writing or assessments made in writing against Seller Bank by any Taxing Authority in respect to material Taxes have been fully paid.

(e)            Other than Permitted Liens, there are no Liens for any Tax on any of Seller Bank’s assets.

(f)            Seller Bank (i) is not a party to and has no obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement, other than any customary commercial Contract entered into in the ordinary course of business the principal subject of which is not Taxes and (ii) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) (other than as a result of being a member of Seller Affiliated Group), as a transferee or successor, by Contract or otherwise by operation of Law.

(g)           Seller Bank has not requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority with respect to Seller Bank that will have continuing effect after the Closing Date.

(h)           Seller Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of (i) a change in method of, or use of an improper method of, accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued outside the ordinary course prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, or (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code.

(i)             Seller Bank has not engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)             Seller Bank has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)            Within the past six (6) years, no written claim has ever been made by a Taxing Authority in a jurisdiction where Seller Bank does not file a specific type of Tax Returns that Seller Bank is, or may be subject to taxation by, or required to file such Tax Returns in, that jurisdiction.

(l)             Seller Bank has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)           Section 3.20(m) of the Seller Disclosure Schedules sets forth the U.S. federal income Tax classification of Seller Bank since its respective formation up to the date hereof, and indicates all entities for which an election has been made under Treasury Regulation Section 301.7701-3.

(n)            Nothing in this Section 3.20 or otherwise in this Agreement shall be construed as a representation or warranty with respect to any Tax position that Purchaser or its Affiliates may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.21      Intellectual Property.

(a)            Section 3.21(a) of the Seller Disclosure Schedules sets forth all Seller Bank’s Intellectual Property registrations and applications (the “Registered IP”), and all of such items are subsisting and unexpired, and to the Knowledge of Seller, are valid and enforceable.

(b)            Seller Bank owns all of its Registered IP, and its material proprietary unregistered Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Seller Bank’s conduct of its business as currently conducted does not infringe or violate the Intellectual Property (other than patents) of any third party and to the Knowledge of Seller, any patents of any third party, in either case, in any material respect, (ii) Seller Bank has not, since January 1, 2021, received any written claim or notice alleging the same and (iii) to the Knowledge of Seller, no third party is infringing or violating the Intellectual Property owned by Seller Bank.

Section 3.22      Privacy and Cyber Security. Seller Bank takes, and since January 1, 2021 has taken, commercially reasonable measures to protect (i) its material trade secrets and confidential information and (ii) the integrity, redundancy, continuous operation, and security of all IT Assets used in connection with the business of Seller Bank (and all data, including Personal Information, contained therein or processed thereby), and there have been no breaches, violations, outages, failures or unauthorized access to or use of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The IT Assets used in connection with the business are functional in all material respects, operate in accordance with their specifications in all material respects, and are free of material viruses, malware, defects and other corruptants.

Section 3.23      Certain Loan Matters.

(a)            Section 3.23(a) of the Seller Disclosure Schedules contains a complete and accurate list of all Extensions of Credit as of the date set forth therein, by Seller Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Seller Bank.

(b)           No employee, officer, director or other Affiliate of Seller Bank has received an Extension of Credit providing for an interest rate below market at the time the Extension of Credit was made and each such employee, officer, director or other Affiliate of Seller Bank is paying the interest rate set forth on such Extension of Credit, as applicable.

Section 3.24      Extensions of Credit.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit in which Seller Bank is a creditor or which has been originated by Seller Bank (each, an “Extension of Credit”) (i) complies with all applicable Laws, (ii) has been made, entered into or acquired by Seller Bank in accordance with board of director-approved loan policies, management policies and procedures or customary industry standards, as applicable, (iii) is evidenced by original promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of Seller Bank and the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by the Bankruptcy and Equity Exception) and (iv) is in full force and effect.

(b)            Section 3.24(b) of the Seller Disclosure Schedules sets forth a complete and accurate list of all Extensions of Credit that, as of June 30, 2024, were classified by Seller Bank as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch” or words of similar import. Complete and accurate copies of the currently effective lending policies and practices of Seller Bank have been made available to Purchaser.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each outstanding Extension of Credit in which Seller Bank is a creditor has been solicited and originated and is administered and serviced, and the relevant files are being maintained, in accordance with the relevant Loan Documents, Seller Bank’s underwriting standards and with all requirements of applicable Laws (including those of the Small Business Administration) and applicable requirements of any government-sponsored enterprise program; and (ii) Seller Bank has properly fulfilled its contractual responsibilities and duties in any Extension of Credit in which it acts as the lead lender or servicer and has complied with its duties as required under applicable Law.

(d)            Seller Bank has previously made available to Purchaser spreadsheets containing information regarding certain categories of loans made by Seller Bank as of June 30, 2024 (the “Loan Data File”) and the information contained in the Loan Data File made available to Purchaser was complete and accurate in all material respects as of June 30, 2024.

(e)            Except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2024 through the date hereof, there has been (i) no written demand made to Seller Bank for the repurchase of any Extensions of Credit due to the alleged breach of any representation, warranty or covenant with respect to such Extensions of Credit or due to alleged fraud relating thereto, or (ii) to the Knowledge of Seller and other than on account of an obligor’s insolvency or claimed insolvency, no claim in an amount in excess of $50,000 by an obligor of any Extension of Credit asserting that the obligor is entitled to damages associated with the conduct of Seller Bank in connection with such Extension of Credit.

Section 3.25      Use of Assets. Seller Bank owns all material assets, liabilities, rights and properties used by it in the conduct of its businesses. No Subsidiary of Seller Bank conducts any active business or holds any assets or liabilities. Seller does not own any assets, liabilities, rights and properties or hold any books and records or other information necessary for the conduct of the business of Seller Bank.

Section 3.26      Bayview Loan Purchase Agreement. Prior to the execution and delivery of this Agreement, Seller has made available to Purchaser, a true, correct and complete copy of the Bayview Loan Purchase Agreement. The Bayview Loan Purchase Agreement is valid and binding on Seller Bank and, to the Knowledge of Seller, each other party thereto, and is in full force and effect. There is no default under the Bayview Loan Purchase Agreement by Seller Bank and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Seller Bank.

Section 3.27      Limitations on and Disclaimer of Representations and Warranties. Except for the representations and warranties of Seller specifically set forth in this Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e), none of Seller Bank, Seller, any of their respective agents, Affiliates or Representatives, or any other Person makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to Seller or Seller Bank, their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or Transactions and Seller hereby disclaims any such representation or warranty whether by Seller and Seller Bank, any of their respective agents, Affiliates or Representatives or any other Person. In particular, without limiting the foregoing disclaimer, none of Seller Bank, Seller, and any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller Bank, businesses or (ii) except for the representations and warranties made by Seller in this Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e), any oral or written information presented to Purchaser or any of its affiliates or Representatives in the course of their due diligence investigation of Seller, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Seller acknowledges and agrees that neither Seller nor any other Person on behalf of Seller has made or is making, and Seller has not relied upon, any express or implied representation or warranty other than those contained in Article IV or the officer’s certificate to be delivered pursuant to Section 8.2(c).

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1      Organization. Purchaser is a Delaware corporation, validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted and to conduct the transactions contemplated herein, except as would not, individually or in the aggregate, reasonably be expected to materially impede, delay or prevent Purchaser or any of its Subsidiaries from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions.

Section 4.2           Authority; Capacity. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser. The execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger have been duly and validly approved by the board of directors of the Purchaser Bank and Purchaser as its sole shareholder. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

Section 4.3          Consents and Approvals and Other Regulatory Matters.

(a)            Neither Purchaser nor any of its Affiliates is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except the Regulatory Approvals and the Bank Merger Certificates.

(b)            There are no pending, or to the Knowledge of Purchaser, threatened supervisory or other disputes or controversies between Purchaser or any of its Affiliates and any Governmental Entity, including with respect to capital requirements, that (i) would reasonably be expected to prevent or materially delay Purchaser from being able to perform its obligations under this Agreement or (ii) would reasonably be expected to materially impair the validity or consummation of this Agreement or the Transactions. As of the date hereof, Purchaser has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the Transactions and has no reason to believe with respect to Purchaser and its Subsidiaries that, if requested, any Governmental Entity required to grant any Regulatory Approval would oppose or not grant or issue its consent or approval.

(c)            Purchaser is not subject to, or has received any notice from or been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting, any order, agreement, memorandum of understanding or other formal or informal enforcement action or proceeding, as such actions and proceedings are defined and categorized by the OCC, which would reasonably be expected to adversely impact, in any material respect, Purchaser’s ability to consummate the Transactions.

(d)            As of the date hereof, Purchaser meets the capital ratio requirements necessary to be considered “well capitalized” under the OCC’s prompt corrective action regulations (12 C.F.R. Part 6), and (ii) meets all minimum capital requirements under the OCC’s capital adequacy regulations (12 C.F.R. § 3.10).

(e)            The direct or indirect activities of Purchaser comply with the restrictions applicable to national bank activities under the National Bank Act and applicable rules and regulations, orders and other precedent of the OCC.

(f)             The deposits of Purchaser and its Subsidiaries are insured by the FDIC through the DIF to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been, or will be, paid when due by Purchaser, and no proceedings for the termination of such insurance are pending or threatened in writing or, to the Knowledge of Purchaser, otherwise threatened.

(g)            Purchaser has a CRA rating of “satisfactory” or “outstanding” as of its most recent CRA examination by the OCC and such rating remains in effect as of the date of this Agreement. Purchaser has not been informed that its current rating will or may be lowered in connection with any pending or future examination for CRA performance and, to Purchaser’s Knowledge, no fact or circumstance or set of facts or circumstances exists that could reasonably be expected to result in Purchaser having its current rating lowered. Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the Transactions.

Section 4.4          No Breaches; Defaults. Assuming the receipt of all Regulatory Approvals, the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (a) a breach or violation of or default under any Law, permit or license of Purchaser or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions, or (b) a breach or violation of or a default under the Constituent Documents of Purchaser.

Section 4.5          Litigation and Related Matters. There are no actions, suits, claims, demands or proceedings, whether civil, criminal or administrative, pending or, to the Knowledge of Purchaser as of the date hereof, threatened, against or affecting Purchaser which would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions.

Section 4.6          Compliance with Laws and Regulations.

(a)            Except as would not reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the Transactions, Purchaser has conducted and is conducting its business in all material respects in compliance with all applicable Laws and Privacy Requirements.

(b)            Purchaser has established and maintains a system of internal controls designed to provide reasonable assurances regarding compliance in all material respects by Purchaser with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention Laws.

(c)            Neither Purchaser, or to the Knowledge of Purchaser, any director, officer, employee, agent or other person acting on behalf of Purchaser has, directly or indirectly, (i) used any funds of Purchaser for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Purchaser, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of Purchaser, (v) made any fraudulent entry on the books or records of Purchaser, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Purchaser, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Purchaser, or is currently subject to any United States sanctions administered by OFAC.

(d)            Purchaser possesses all Necessary Permits, and all such Necessary Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto, with Purchaser having paid all fees and assessments due and payable in connection therewith.

(e)            Purchaser maintains a written information privacy and security program that maintains reasonable measures to protect the confidentiality and security of all Personal Information with respect to Purchaser Bank or its customers against any loss or misuse, from the performance of any unauthorized or unlawful operations upon such Personal Information, or other act or omission that compromises the security or confidentiality of such Personal Information. Since January 1, 2021, (i) to the Knowledge of Purchaser, Purchaser has not experienced any (A) material loss or misuse of Personal Information with respect to Purchaser or its customers or (B) material unauthorized access to or acquisition of Personal Information with respect to Purchaser or its customers and (ii) Purchaser has not taken any act that materially compromises, or omitted to take any act necessary to prevent a material compromise of, the privacy, security or confidentiality of Personal Information with respect to Purchaser or its customers.

Section 4.7          No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates who might be entitled to any fee or commission from any Seller Party in connection with the Transactions.

Section 4.8          Availability of Funds. Purchaser has sufficient funds on hand to permit Purchaser on the Closing Date to pay all amounts payable by Purchaser hereunder, and all fees and expenses incurred by Purchaser in connection with the Transactions, and to permit Purchaser to timely pay or perform all of its other obligations under this Agreement.

Section 4.9          Limitations on and Disclaimer of Representations and Warranties. Except for the representations and warranties of Purchaser specifically set forth in this Article IV or the officer’s certificate to be delivered pursuant to Section 8.2(c), neither Purchaser nor any of its agents, Affiliates or Representatives makes or shall be deemed to make any representation or warranty to the Seller Parties, express or implied, at law or in equity, with respect to Purchaser or the Transactions and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its Representatives or any other Person. Purchaser acknowledges and agrees that none of Seller Bank, Seller, any of their respective agents, Affiliates or Representatives, or any other Person on behalf of Seller has made or is making, and Purchaser has not relied upon, any express or implied representation or warranty other than those contained in Article III or the officer’s certificate to be delivered pursuant to Section 8.3(e).

Article V

COVENANTS

Section 5.1          Conduct of the Business Prior to the Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except as may be required by applicable Law or any Governmental Entity, Seller Bank shall (i) consistent with the other provisions of this Agreement, use commercially reasonable efforts to (A) conduct its current businesses in all material respects in the ordinary course consistent with past practice, (B) maintain the Branches in their current condition, ordinary wear and tear excepted, and (C) maintain, generally, existing relations and goodwill with its customers, vendors, suppliers and employees and (ii) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            amend the Constituent Documents of Seller Bank or permit any waiver or grant any consent under such Constituent Documents;

(b)            (1) merge or consolidate with any other Person, (2) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, securities or property, other than (A) acquisitions of securities or other investment assets under Seller Bank’s investment portfolio consistent with Seller Bank’s investment policy in effect as of the date hereof or thereafter amended or modified in accordance with Section 5.1(n), (B) the making or acquisition of Extensions of Credit in the ordinary course (subject to clause (u) below) or (C) as may be deemed necessary or advisable by it in the exercise of its rights in connection with an Extension of Credit in the ordinary course (subject to Section 5.1(t)), (3) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring or (4) form any Subsidiary;

(c)             issue, transfer, award, grant or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Equity Securities or additional shares of capital stock of Seller Bank, or any Equity Securities relating to the same, or for which Seller Bank would have any liability;

(d)            except as set forth in the Seller Disclosure Schedules, (A) directly or indirectly adjust, split, combine, redeem, reclassify, subdivide or otherwise amend the terms of, purchase or otherwise acquire, any shares of its stock or debt securities or any Equity Securities related to the same, (B) declare or pay any dividend or make or permit any other distribution or (C) make any payment or take any other action that would constitute Leakage;

(e)            except as set forth in the Seller Disclosure Schedules, pay, discharge, settle or compromise any Action or threatened Action of Seller Bank, other than any payments, discharges, settlements or compromises that (A) do not involve monetary damages or other settlement that would exceed $50,000, individually or $250,000 in the aggregate, in excess of reserves as they existed on June 30, 2024;

(f)             except in the ordinary course of business consistent with past practice, (A) subject any material asset of Seller Bank to a Lien or permit, allow or suffer to exist any Lien in respect thereof other than Permitted Liens or (B) incur any liability for borrowed money (or guarantee any indebtedness for borrowed money), issue any debt securities, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

(g)            except as set forth in the Seller Disclosure Schedules, dispose of any material assets to any Person that would exceed $250,000 individually or $1,000,000 in the aggregate, including any Branches, except for sales of investment securities consistent with Seller Bank’s investment policy, Extensions of Credit (subject to Section 5.1(t)), or sales of other assets in the ordinary course of business consistent with past practice;

(h)            except as set forth in the Seller Disclosure Schedules, increase or agree to increase the salary or wage rate and incentive opportunity, or accelerate the vesting or payment of any compensation or benefits, of any employee or other individual service provider, other than normal merit-based and promotion-based salary or wage increases in the ordinary course of business or other than required by Law or the terms of any Employee Plan; provided, that unless required by Law or terms of any Employee Plan, such increases shall, in no event, increase the aggregate cash compensation for employees and individual service providers by more than four percent (4%) on an annualized basis;

(i)             except as set forth in the Seller Disclosure Schedules, establish, adopt, enter into or amend any Employee Plan or any plan, agreement or arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, in each case that would individually or in the aggregate result in any increase in liability for Purchaser other than a de minimis increase, except as required by applicable Law or the terms of any such Employee Plan;

(j)             hire any employee at Seller Bank with an annual base salary in excess of $175,000 or having a job title of Senior Vice President or above;

(k)            terminate the employment of any employee, except for cause or in the ordinary course of business in accordance with existing personnel policies and practices of Seller Bank;

(l)             engage in a layoff involving ten (10) or more employees;

(m)           voluntarily recognize a labor union or enter into a collective bargaining agreement;

(n)            materially amend or modify, or agree to such amendment or modification of, any (A) of Seller Bank’s mortgage or loan servicing practices or policies, (B) of Seller Bank’s banking and operating practices or policies (including forms of deposit agreements), in each case of clauses (A) and (B) other than as required by applicable Law and applicable regulatory policies and guidelines or other supervisory guidance;

(o)            other than capital expenditures pre-approved by Purchaser in writing, undertake or authorize any capital expenditures not required pursuant to a Material Contract in effect as of the date hereof that are, in the aggregate, in excess of $100,000, other than capital expenditures necessary for safety and soundness purposes;

(p)            change any method of financial accounting or accounting practice or policy, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Governmental Entity responsible for regulating Seller Bank;

(q)            except for non-exclusive licenses and the statutory expiration of Intellectual Property in the ordinary course of business, sell, assign or transfer, license, subject to a Lien other than a Permitted Lien, abandon, allow to lapse or otherwise dispose of any of its material Intellectual Property;

(r)             (A) make, change or revoke any income or other material Tax election (other than Tax elections consistent with past practice that are made in connection with filing Tax Returns in the ordinary course of business), (B) change any accounting period or method with respect to Taxes, (C) request any ruling with respect to Taxes, (D) enter into any closing agreement with respect to Taxes, (E) file any material amended Tax Return, (F) settle or compromise any audit or other proceeding with respect to any income or other material Tax claim or assessment, (G) surrender any right to claim a refund of material Taxes, (H) consent to any extension or waiver of the limitation period applicable to any material Taxes (other than automatic extensions to file Tax Returns in the ordinary course of business), or (I) enter into a voluntary disclosure or similar agreement or otherwise voluntarily disclosing information to a Governmental Entity with respect to Taxes;

(s)            (A) materially amend, waive, modify, renew, let lapse or consent to the termination of any Material Contract except in the ordinary course of business, (B) enter into any Contract that would have been a Material Contract if in effect as of the date hereof (and thereafter taking any actions with respect to such Contract that would otherwise be prohibited by clause (A), except in the ordinary course of business), or (C) enter into any Contract with any Affiliate or, other than in the ordinary course of business, engage in any transaction with any Affiliate;

(t)             (i) (A) make or acquire any Extension of Credit (or renew or extend an Extension of Credit) in excess of $6,000,000 or (B) make or acquire any Extension of Credit (or renew or extend an existing Extension of Credit) that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $20,000,000 or (ii) enter into any new agreements relating to the consummation of purchases or sales of Extensions of Credit with a principal amount or for a purchase price in excess of (1) for individual Extensions of Credit $6,000,000, or (2) in the aggregate $20,000,000;

(u)            apply for the opening, relocation or closing of any, or open, relocate or close any, Branch, other than with respect to those pending or planned as of the date of this Agreement and set forth in Section 5.1(u) of the Seller Disclosure Schedules, or permit the revocation or surrender by Seller Bank of its certificate of authority to maintain any such facility, except as may be required by any Governmental Entity;

(v)            enter into any new line of business or change in any material respect its lending, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except (A) as required by applicable Law, (B) as otherwise may be requested by a Governmental Entity, or (C) as necessary for safety and soundness purposes;

(w)            modify any of its privacy policies or procedures in any manner materially adverse to Seller Bank, except as required by applicable Law, or materially impair the operation or security of any IT Assets used in connection with Seller Bank’s business; or

(x)             agree with, or commit to, any Person to do any of the things described in clauses (a) through (w) except as contemplated hereby.

Section 5.2          Access to Properties and Records.

(a)            To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller Parties will provide to Purchaser and to its Representatives, upon reasonable prior notice, reasonable access during the normal business hours of Seller Bank to the properties, books, contracts, records and other data of Seller Parties relating to Seller Bank (including System Conversion Data), for purposes related to the consummation of the Transactions, including for purposes of assisting Purchaser with transition planning and preparation for the Systems Conversion; provided that such access shall not unreasonably disrupt the personnel and operations of the Seller Parties, and the Seller Parties shall not be required to provide access to any materials which would reasonably be expected to constitute or cause a waiver of attorney-client or work product privileges or which the Seller Parties are prohibited by Law from disclosing, subject in each case to the parties working in good faith to provide Purchaser and its Representatives alternative access to such information in a manner that does not jeopardize such privilege or result in a violation of applicable Law; provided, further, that the parties shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such access or furnishing of information to Purchaser to occur without contravening such privilege or applicable Law.

(b)            Following the Closing and until the final distribution made under the Plan of Dissolution, to the extent permitted by applicable Law, (i) Seller may retain a copy of, and (ii) Purchaser will grant Seller and its Representatives reasonable access during Purchaser’s normal business hours to, all books, records and other data that will be transferred in connection with the Transactions (including making such persons reasonably available to Seller or any of its Affiliates for depositions, witness preparation, trial preparation and fact-gathering), in each case solely with respect to the periods prior to Closing, at reasonable times and upon reasonable prior notice and provided such access shall not unreasonably disrupt the personnel and operations of Purchaser and its Subsidiaries, in each case of clauses (i) and (ii), if retaining such copy or if such access is reasonably necessary for Seller in connection with (x) its tax, regulatory, litigation or other legitimate, non-competitive matters or (y) Seller’s orderly wind down and dissolution pursuant to the Plan of Dissolution; provided, that neither Purchaser nor any of its Affiliates shall be required to provide such access to the extent that doing so would result in the loss of any legal privilege or contravene any Law or fiduciary or confidentiality obligations; provided, further, that the parties shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable such access or furnishing of information to Purchaser to occur without contravening such privilege or applicable Law.

(c)            Any such books, records and other data or information to which Purchaser or Seller is provided access pursuant to this Section 5.2 will be subject to the confidentiality obligations set forth in Section 5.7.

Section 5.3          Shareholders’ Approval.

(a)            Seller shall call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as soon as reasonably practicable after the Proxy Statement is mailed for the purpose of obtaining the Requisite Vote required in connection with this Agreement and the Transactions and Seller shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Seller (and its Board of Directors) shall use its commercially reasonable efforts to obtain from its shareholders the Requisite Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Seller approve this Agreement, the Transactions and the Plan of Dissolution (the “Board Recommendation”).

(b)            Seller and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Purchaser the Board Recommendation, (ii) fail to make the Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Board Recommendation, in each case, within ten (10) Business Days (or such fewer number of days as remains prior to the Shareholder Meeting) after an Acquisition Proposal is made public or any request by Purchaser to do so or (v) publicly propose to do any of the foregoing (any of the foregoing described in clauses (i) through (v), a “Recommendation Change”).

(c)            Notwithstanding anything in this Agreement to the contrary, subject to Section 9.1 and Section 9.2, prior to the receipt of the Requisite Vote, the Board of Directors of Seller may submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, constitutes a Recommendation Change), in which event the Board of Directors of Seller may communicate the basis for its lack of recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), if (i) (A) the Board of Directors of Seller has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 5.4(a), which it believes in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, constitutes a Superior Proposal (in which event, subject to compliance with the entirety of this Section 5.3(c) and prior to the receipt of the Requisite Vote, the Board of Directors of Seller may cause Seller Bank to terminate this Agreement pursuant to Section 9.1(g) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal) or (B) an Intervening Event has occurred, and (ii) the Board of Directors of Seller, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, in each case, if, but only if, (1) the Seller Parties have complied in all material respects with Section 5.4(a), (2) the Seller Parties deliver to Purchaser at least three (3) Business Days’ prior written notice of its intention to take such action, and furnish to Purchaser a reasonable description of the events or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, a copy of the proposed transaction agreement(s) and all other documents relating to such Acquisition Proposal), (3) prior to taking such action, the Seller Parties negotiate, and direct their financial, legal, and other advisors to negotiate, in good faith with Purchaser, during the three (3) Business Day period following the Seller Parties’ delivery of the notice referred to in sub-clause (2) above (to the extent Purchaser desires to so negotiate) any revision to the terms of this Agreement that Purchaser desires to propose (it being understood that such negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 5.3), and (4) after the conclusion of such three (3) Business Day period, the Board of Directors of Seller determines in good faith, after giving effect to all of the adjustments or revisions (if any) committed to by Purchaser in writing pursuant to sub-clause (3) above, that, in the case of actions described in clause (i)(A) above, such Acquisition Proposal continues to constitute a Superior Proposal and in case of actions described in either clause (i)(A) or clause (i)(B) above, it nevertheless would be inconsistent with its fiduciary duties under applicable Law to make or continue to make the recommendation to the shareholders of Seller that they approve this Agreement and the Transactions (it being agreed that, if such actions are being taken in response to an Acquisition Proposal, in the event that, following delivery of the notice referred to in sub-clause (2) above, there is any material revision to the terms of such Acquisition Proposal, including any revision in price or other improvement in economic terms, the three (3) Business Day period during which the parties agree to negotiate in good faith shall be extended, if applicable, to ensure that at least two (2) Business Days remain to negotiate subsequent to the time Seller Bank notifies Purchaser of any such material revision (it being understood that there may be multiple extensions)).

(d)            Notwithstanding any Recommendation Change, unless this Agreement has been terminated, the Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at such meeting for the purpose of the shareholders of Seller considering and voting on an approval of this Agreement and any other matters required to be approved by the shareholders of Seller in order to consummate the transactions contemplated by this Agreement. Additionally, unless this Agreement has been terminated, Seller shall not submit to or for a vote of its shareholders any Acquisition Proposal.

(e)            Seller (i) shall adjourn or postpone the Shareholder Meeting if as of the date of such meeting there are insufficient shares of common stock represented (either in person or by proxy) to constitute the quorum necessary to conduct the business of such meeting, and (ii) may adjourn or postpone the Shareholder Meeting if as of the date of such meeting Seller has not received proxies representing a sufficient number of shares of common stock necessary for the approval of this Agreement by the shareholders of Seller; provided, that, without the prior written consent of Purchaser, Seller shall not adjourn or postpone the Shareholder Meeting for more than fifteen (15) Business Days after the date for which the meeting was previously scheduled (it being understood that the Shareholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clause (i) exists, and such Shareholder Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exists); and provided, further, that the Shareholder Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date.

Section 5.4          Acquisition Proposals.

(a)            The Seller Parties shall not, and shall cause their respective Subsidiaries not to, and shall direct their respective Representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, engage or participate in any negotiations with any person concerning any Acquisition Proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to notify a Person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5.4) or, unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, asset purchase agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.4) in connection with or relating to any Acquisition Proposal (any such agreement, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Vote, the Seller Parties receive an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 5.4(a), the Seller Parties may, and may permit their respective Subsidiaries and their and their Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the Person making the Acquisition Proposal if the Board of Directors of Seller determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, the Seller Parties shall have provided such information to Purchaser and shall have entered into a confidentiality agreement with the Person making such Acquisition Proposal on terms no less favorable to Seller Bank than the Confidentiality Agreement (“Acceptable Confidentiality Agreement”), which Acceptable Confidentiality Agreement shall not provide such Person with any exclusive right to negotiate with the Seller Parties. The Seller Parties will, and will direct their respective Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of this Agreement with any Person other than Purchaser with respect to any Acquisition Proposal. The Seller Parties will promptly (within one (1) Business Day) (i) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which Seller determines is reasonably likely to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and provide Purchaser with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such Acquisition Proposal or inquiry, and (ii) keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Seller Parties shall use their reasonable best efforts to enforce any existing confidentiality or standstill agreements to which they or any of their respective Subsidiaries is a party in accordance with the terms thereof.

(b)            As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any written offer, proposal or inquiry relating to, or any written third-party indication of interest in, (i) any acquisition or purchase, direct or indirect (including by merger, tender or exchange offer, purchase and sale agreement or otherwise), of twenty-five percent (25%) or more of the consolidated assets or liabilities of Seller Parties or twenty-five percent (25%) or more of any class of equity or voting securities of either Seller Party or (ii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving either Seller Party.

(c)            As used in this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal that the Board of Directors of Seller determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal (including the amount, form and timing of payment of consideration, the financing thereof, any associated break-up or termination fees, including those provided for in this Agreement, expense reimbursement provisions and all conditions to consummation) and the Person making the proposal, and after consulting with its financial advisor (which shall be a nationally recognized investment banking firm) and outside legal counsel, is (i) more favorable from a financial point of view to the shareholders of the Seller Parties than the transactions contemplated by this Agreement (taking into account any proposal by Purchaser to amend the terms of this Agreement pursuant to Section 5.3(c)) and (ii) reasonably likely to be timely consummated on the terms set forth therein; provided, however, that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

(d)            Nothing contained in this Agreement shall prevent Seller or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to Seller’s shareholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

Section 5.5          Efforts; Regulatory Filings and Other Actions.

(a)            Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with the other party in connection with the foregoing, including, as it relates to the applicable filing party and subject to this Section 5.5, using its commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, non-objections, waivers, permits and other authorizations of all Governmental Entities (and the expiration or termination of all statutory waiting periods in respect thereof) required to obtain the Regulatory Approvals and to consummate the Transactions.

(b)            In furtherance, and not in limitation, of the covenants set forth in Section 5.5(a), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals as promptly as practicable and as promptly as practicable after the date hereof, and in no event later than forty-five (45) days after the date of this Agreement, each party will file any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the Transactions (in the case of Purchaser, subject to the timely receipt from Seller Bank of all necessary financial and other information reasonably required to complete such filings), and will make any further filings pursuant thereto that may be necessary in connection therewith.

(c)            Each party shall have the right to review in advance information relating to such party which appears in any filings (or written submissions) made with any Governmental Entity by the other party; provided, however, that materials may be redacted (x) to remove references concerning the valuation of Seller Bank’s business (or any aspect thereof), (y) as necessary to comply with applicable Law or contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Each party agrees that it will use commercially reasonable efforts to keep the respective other parties reasonably apprised of the status of all applications and developments related thereto, subject to applicable Law.

(d)            The parties further covenant and agree (i) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would or is reasonably likely to materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be and (ii) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging any of the parties’ rights to consummate the transactions contemplated by this Agreement, use their commercially reasonable efforts to contest such action, suit, proceeding or investigation.

(e)            Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall require Purchaser to take, or agree to take, any action or agree to any condition, or restriction, in connection with the grant of a Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Seller Bank, taken as a whole, or on Purchaser and its Subsidiaries, taken as a whole, but for these purposes assuming Purchaser and its Subsidiaries, taken as a whole, is the same size as Seller Bank (a “Material Burdensome Condition”).

Section 5.6          Consents. The Seller Parties shall use commercially reasonable efforts to obtain the Landlord Consents in Section 1.1(f) of the Seller Disclosure Schedules prior to Closing (and any other consents required from third parties with respect to the Transactions, other than any Governmental Entities which are covered in Section 5.5 above) and Purchaser shall reasonably cooperate with Seller Parties in obtaining such Landlord Consents; provided that, without Purchaser’s consent (which shall not be unreasonably withheld) the Seller Parties shall not agree to amend any material terms of the Leases or grant any economic concessions (other than any de minimis concessions).

Section 5.7          Confidentiality.

(a)            Each of the Seller Parties and Purchaser acknowledges that the information provided to it, its Affiliates or its Representatives by (i) Purchaser, its Affiliates or its Representatives, in the case of the Seller Parties and (ii) by the Seller Parties, their Affiliates or their Representatives, in case of Purchaser, prior to the Closing in connection with this Agreement is subject to the Confidentiality Agreement. As of the Closing, the Confidentiality Agreement shall terminate.

(b)            Following the Closing, Seller shall hold, and shall direct its Representatives to hold, in strict confidence and not disclose to any other Person, all information concerning (x) Purchaser and its Affiliates provided pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement or (y) Seller Bank, except to the extent that such information can be shown to have been (i) in the public domain without breach of these confidentiality provisions or (ii) later lawfully acquired from other sources by Seller; provided, that Seller or its Representatives may disclose such information if compelled by judicial or administrative process or if, based on the advice of its counsel, Seller reasonably determines that such disclosure is required to comply with other requirements of applicable Law or the applicable requirements of any Governmental Entity; provided, further, that to the extent permitted by applicable Law, Seller will notify Purchaser promptly of any such compelled or required disclosure or otherwise upon becoming aware that any such information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 5.7(b)).

(c)            Following the Closing, Purchaser shall hold, and shall direct its Representatives to hold, in strict confidence and not disclose to any other Person, all information concerning Seller and its Affiliates (other than information with respect to Seller Bank), except to the extent that such information can be shown to have been (i) in the public domain without breach of these confidentiality provisions or (ii) later lawfully acquired from other sources by Purchaser; provided, that Purchaser or its Representatives may disclose such information if compelled by judicial or administrative process or if, based on the advice of its counsel, Purchaser reasonably determines that such disclosure is required to comply with other requirements of applicable Law or the applicable requirements of any Governmental Entity; provided, further, that to the extent permitted by applicable Law, Purchaser will notify Seller promptly of any such compelled or required disclosure or otherwise upon becoming aware that any such information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 5.7(c)).

Section 5.8          Publicity; Notices. The parties shall coordinate with each other as soon as practicable in advance as to (i) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public regarding the transactions contemplated by this Agreement and (ii) prior to the Closing Date, the form and content of any communication from Purchaser to the employees of Seller Bank and its Subsidiaries. Neither party shall disseminate any such communication without such advance notice and the prior review of the other parties, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent the parties from publishing any press release or from making any and all public disclosures which it reasonably determines to be legally required to comply with applicable Law or requests of Governmental Entities or, subject to Section 5.3(c), in connection with the required regulatory filings and associated mandatory published notices.

Section 5.9          Specified Actions. Seller shall cause Seller Bank to file an Advance Notice of Branch Closing with respect to Seller Bank’s branch in Michigan located at One Towne Square, Suite 165, Southfield MI 48076 (the “Michigan Branch”) with the OCC at least ninety (90) days prior to the Closing Date, provide all applicable notices to customer required under Section 42 of the FDI Act (12 U.S.C. § 1831r-1) in accordance with the timing for such notices specified thereunder, and otherwise take all commercially reasonable actions to complete the actions specified in Section 5.9 of the Seller Disclosure Schedules. Seller Parties will use commercially reasonable efforts to sell or allow to run off 100% of the deposit liabilities of customers unaffiliated with the Seller Bank that are located at the Michigan Branch prior to the Closing. The Seller Parties shall coordinate with Purchaser on any required filings or applications with respect to the closure of the Michigan Branch in accordance with the terms of Section 5.5. Purchaser Bank shall file, or cause to be filed, a Final Branch Closing Notice on or after the Closing Date.

Section 5.10        Intellectual Property.

(a)            Purchaser acknowledges and agrees that, except as specifically provided in this Section 5.10, none of Purchaser or its Affiliates is acquiring or receiving a license to use any Intellectual Property, and shall cease all use of same immediately upon the Closing.

(b)            Seller hereby grants to Purchaser a non-exclusive, limited, non-transferable, non-sublicensable (except in a manner consistent with past practice as necessary for Purchaser to exercise its rights herein) license to use Seller Bank Entity Names after the Closing Date (i) on signage, inventory and other physical items in existence as of the Closing Date and (ii) for websites, mobile and social media properties and other digital items in existence as of the Closing Date, in each case of clauses (i) and (ii) for a transitional, “phase out” use. Notwithstanding the foregoing, Purchaser has the right to use Seller Bank Entity Names at all times after the Closing Date (i) to the extent required by applicable Law; (ii) on historical legal and business items not visible to the general public; and (iii) in a manner permitted by “fair use” and similar legal principles.

Section 5.11        Transition Services.

(a)            Prior to the Closing, upon Purchaser’s reasonable request, Seller shall cooperate with Purchaser in connection with transition planning and preparing for the System Conversion, including by providing information and data in accordance with Section 5.2(a).

(b)            In furtherance of the foregoing, promptly after the date hereof, Seller and Purchaser shall each appoint three (3) representatives (or another number of representatives as otherwise agreed to by Seller and Purchaser) as their respective transition representatives, who shall be responsible for the development and implementation of a transition plan describing milestones, responsible parties, and timelines for the integration, System Conversion and migration planning of the businesses of Seller Bank and Purchaser, effective as of the Closing Date or such later date as may be determined by Purchaser, and the process and timeline for identifying such services, which plan shall be completed prior to the Closing Date. At least one of Seller’s representatives shall be the chief operating officer with significant knowledge of Seller’s current and historical human resources practices. In all cases subject to applicable Law, such transition representatives and any other appropriate personnel shall meet (in person or virtually) in accordance with the governance and procedural terms established therefor to discuss the progress of the development and implementation of the transition plan and mutually agree in good faith on any necessary modifications to the transition plan.

Section 5.12        Intercompany Items. Prior to the Closing, Seller Parties shall take, or cause to be taken, all such actions necessary so that (a) any Related Party Contract set forth in Section 5.12 of the Seller Disclosure Schedules is terminated and (b) all outstanding Intercompany Receivables or Intercompany Payables shall have been settled or paid, in each case of clauses (a) and (b), with no liability or obligation (in connection with such termination, settlement, payment or otherwise) for Seller Bank.

Section 5.13        D&O Tail Policy; Indemnification.

(a)            Prior to the Closing, Seller shall purchase a “tail” insurance policy with a claims reporting or discovery period for six years after the Closing with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current directors’ and officers’ liability insurance policy maintained by the Seller Parties as of immediately prior to the Closing with respect to claims arising from or related to facts or events that occurred at or before the Closing; provided, however, that Purchaser and Seller shall evenly share the cost of such “tail” insurance policy and that in no event shall Purchaser and the Seller Parties together be required to spend more than the amount set forth on Section 5.13 of the Seller Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided, further, that if the cost of such insurance exceeds the Cap Amount, then the Seller Parties (at Seller’s sole cost), shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.

(b)            From and after the Effective Time, the Surviving Bank shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Person who was a director, officer or employee of Seller Bank at any time on or after January 1, 2023 (in each case, with respect to acts in such capacity) (collectively, the “Seller Bank Indemnified Parties”) against expenses (including reasonable attorneys’ fees), judgments, fines, losses or liabilities actually and reasonably incurred by such Seller Bank Indemnified Party in connection with any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Seller Bank), whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of Seller Bank or is or was serving at the request of Seller Bank as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement, if such Seller Bank Indemnified Party acted in good faith and in a manner such Seller Bank Indemnified Party reasonably believed to be in or not opposed to the best interests of Seller Bank, and, with respect to any criminal action or proceeding, had no reason to believe such Seller Bank Indemnified Party’s conduct was unlawful, in each case, to the same extent as such Persons have the right to be indemnified pursuant to Seller Bank’s articles of incorporation and bylaws in effect on the date of this Agreement (except that the indemnification and expense reimbursement and advancement provisions in such bylaws that are permissive shall be deemed to be mandatory, subject to the terms and conditions of such bylaws and this Section 5.13); and the Surviving Bank shall also advance expenses as incurred by such Seller Bank Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to Seller Bank’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement, to the extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, unless it is ultimately determined that such Person is entitled to indemnification. The Seller Bank and the Surviving Bank, as applicable, shall reasonably cooperate with the Seller Bank Indemnified Party, and the Seller Bank Indemnified Party shall reasonably cooperate with the Seller Bank or Surviving Bank, as applicable, in the defense of any such claim, action, suit, proceeding or investigation.

Section 5.14        Transfer of Assets to Seller Bank.

(a)            Prior to Closing, Seller shall transfer or cause to be transferred to Seller Bank any asset, books and records or Relationship which is necessary for or used in the operations or oversight of Seller Bank or its business, including any Deposit Documents, Loan Documents, personnel files and employment records for employees of Seller Bank and any other books and records related to anti-money laundering, sanctions, Bank Secrecy Act or other compliance matters, in each case of this clause (a) to the extent not held by Seller Bank.

(b)            If, following the Closing, Seller discovers that it or any of its Subsidiaries owns or possesses any asset, books and records or Relationships which is necessary for or used in the operations or oversight of Seller Bank or its business, Seller shall, for no additional consideration, promptly execute, acknowledge and deliver all such instruments as may be necessary or appropriate to effectively vest in Purchaser the title, license to use or similar right to such asset, books and records or Relationship, as is reasonably agreed to by the parties and the parties shall, as between themselves, treat any such right to an asset or a Relationship as having been transferred, granted or assigned at Closing so that Purchaser will receive such benefits and be subject to such obligations as of Closing.

Section 5.15        Bayview Loan Purchase Agreement. Seller Parties shall use commercially reasonable efforts to consummate the transactions contemplated by the Bayview Loan Purchase Agreement in accordance with its terms. Without the consent of Purchaser, which consent shall not be unreasonably withheld, the Seller Parties shall not amend or waive any provisions of the Bayview Loan Purchase Agreement; provided that Purchaser may withhold its consent in its discretion to any amendments that decrease the purchase price of the loans sold thereunder or increase the liabilities or obligations of Seller Bank. Any out-of-pocket costs to cure any breaches of representations and warranties by Seller Bank under the Bayview Loan Purchase Agreement (including out-of-pocket costs to cure defects in order for a loan to not be considered a “Defective Mortgage Loan” as defined therein) shall be borne by Seller and not Seller Bank (or Purchaser) and shall be considered a Seller Liability hereunder, it being understood and agreed that none of the representations and warranties by Seller Bank under the Bayview Loan Purchase Agreement will survive the closing thereunder.

Section 5.16        Shareholder Litigation. Each party shall give the other party prompt notice of any claims, demands (including books and records requests) or litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement. Seller shall (i) give Purchaser the opportunity to participate (at Purchaser’s expense) in the defense or settlement of any such litigation, (ii) give Purchaser a reasonable opportunity to review and comment on all filings or responses to be made by Seller in connection with any such litigation, and will in good faith take such comments into account and (iii) not agree to settle any such litigation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required when (x) neither Purchaser (or any of its Affiliates) nor Seller Bank is a named party to such litigation or (y) such settlement includes a full release of Purchaser (and its Affiliates named in such litigation, if any) or Seller Bank, as applicable, and, in each case of clauses (x) and (y), does not impose an injunction or other equitable relief after the Closing upon the Seller Bank or the Surviving Bank or any of its Affiliates.

Section 5.17        Seller Liabilities. Seller has informed Purchaser that, following satisfaction of all its liabilities, obligations and commitments, it intends to dissolve and distribute any remaining funds to its shareholders. In connection therewith, Seller agrees that any such dissolution will be in compliance with the Plan of Dissolution and applicable Law and that it shall not dissolve until, to the Knowledge of Seller, all such liabilities, obligations and commitments of Seller, including all Seller Transaction Expenses, Seller Shareholder Claims and any other liabilities, obligations and commitments arising as a result of Seller being a publicly traded company or being subject to the Plea Agreement have been satisfied in accordance with applicable Law and the Plan of Dissolution (collectively, all such claims, liabilities, obligations and commitments, whether arising prior to, at or after the Closing, “Seller Liabilities”). Seller acknowledges and agrees that neither Purchaser nor Seller Bank shall be responsible or liable for, and that Seller shall remain responsible and liable for, all Seller Liabilities.

Section 5.18        Release. Effective as of the Closing, Seller hereby fully, unconditionally and irrevocably waives, and forever releases and discharges Purchaser and its Affiliates (including Seller Bank) (each, a “Seller Released Party”) of and from, any and all Actions, covenants, demands, torts, liens, debts, damages, obligations, liabilities (including Seller Liabilities), rights, orders, accounts and causes of action of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, direct or indirect, primary or secondary, in Contract, at Law or in equity that Seller ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, change, development, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of the management or operation of Seller Bank and its Subsidiaries or its businesses; provided, that nothing contained in this Section 5.18 shall be construed as a waiver by Seller of any of its rights expressly provided under this Agreement or in connection with covenants and agreements requiring performance after the Closing.

Article VI

EMPLOYMENT AND BENEFIT MATTERS

Section 6.1          Employment and Benefit Matters.

(a)            Benefits Following the Closing Date. From and after the Closing, Purchaser shall, or shall cause the Seller Bank or Surviving Bank (as applicable) to, honor all Employee Plans in accordance with their terms; provided, that nothing herein shall restrict Purchaser or the Seller Bank or Surviving Bank (as applicable) from amending or terminating any such Employee Plan in accordance with its terms. For purposes of determining (i) eligibility to participate in and vesting under applicable employee benefit plans of Purchaser or its Affiliates (other than under any stock award plan or other equity or equity-based plan) and (ii) level of benefits for vacation, paid time off and severance benefits in each case, as applicable, each employee of Seller Bank as of the Closing Date who remains employed by Purchaser and its Subsidiaries (including, following the Closing, Seller Bank) (each, a “Continuing Employee”) shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be recognized for purposes of (x) grandfathering and/or benefit accruals under any Purchaser defined benefit retirement plan, (y) retiree medical benefits, if any (but it shall be recognized for access-only retiree medical, if applicable) or (z) stock award plan or equity or equity-based incentive plan. Continuing Employees and their dependents will not be subject to any preexisting condition limitations and waiting periods, and any exclusions shall be waived, under the welfare benefit plans of Purchaser and its Affiliates that provide medical benefits in which the Continuing Employees are eligible to participate to the same extent that such conditions and waiting periods would have been satisfied, or waived, under the comparable Employee Plan. Unless the Closing Date is prior to January 1, 2025 and the Continuing Employees are enrolled in a different welfare benefit plan of Purchaser or its Affiliates as of January 1, 2025, Purchaser shall use commercially reasonable efforts to cause the Continuing Employees to be given credit under the welfare benefit plans of Purchaser or its Affiliates for amounts paid during the calendar year in which the Closing Date occurs under a corresponding benefit plan of Seller Bank or its Affiliates for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the applicable welfare benefit plan of Purchaser or its Affiliates.

(b)           Retention Program.

(1)         It is intended by Purchaser and Seller that there will be an employee retention bonus pool in an aggregate amount as set forth in Section 6.1(b)(1)(A) of the Seller Disclosure Schedules (the “Retention Pool”) to be used (i) to provide retention bonuses to current employees of Seller Bank to incentivize such employees to remain employed by Seller Bank during the period from the date of the Agreement until the Closing Date (the “Pre-Closing Retention Bonuses”), which shall not exceed the amount set forth in Section 6.1(b)(1)(B) of the Seller Disclosure Schedules in the aggregate (the “Seller Retention Bonus Cap”), and (ii) to provide retention bonuses to Continuing Employees to incentivize such employees to remain employed by Purchaser or its Subsidiaries for the period from the Closing Date until the completion of the System Conversion (the “Post-Closing Retention Bonuses”), which shall be in an aggregate amount equal to the amount remaining in the Retention Pool after payment by Seller of the Pre-Closing Retention Bonuses, or such greater amount as may be approved by Purchaser in its sole discretion.

(2)         Prior to the date hereof, Seller previously consulted with Purchaser to determine the list of the current employees of Seller that Seller has identified to receive the Pre-Closing Retention Bonuses. Seller may make changes to such list after the date of the Agreement, so long as the aggregate amount of Pre-Closing Retention Bonuses to be paid by Purchaser does not, without Purchaser’s prior consent, exceed the Seller Retention Bonus Cap. Seller Bank will enter into retention bonus letter agreements with each identified employee which will be binding upon Purchaser, subject to Purchaser’s prior approval of the form of letter agreement, such approval not to be unreasonably withheld. Purchaser or a Subsidiary of Purchaser shall pay, on the Closing Date or as soon as practicable thereafter, the Pre-Closing Retention Bonuses and all severance benefits to which employees of Seller whose employment will be terminated at Closing are entitled to receive upon such termination pursuant to Seller Bank’s Severance Benefits Plan.

(3)         Purchaser will consult with Seller prior to the Closing to determine the list of Continuing Employees to whom Purchaser intends to pay Post-Closing Retention Bonuses. Purchaser or a Subsidiary of Purchaser shall pay, at the time of completion of the System Conversion or as soon as practicable thereafter, such Post-Closing Retention Bonuses and all severance benefits to which Continuing Employees whose employment with Purchaser or a Subsidiary of Purchaser will terminate upon completion of the System Conversion are entitled to receive pursuant to Seller Bank’s Severance Benefits Plan, subject in each case to the applicable Continuing Employee not voluntarily terminating employment with Purchaser and its Subsidiaries prior to the applicable payment date and, if determined by Purchaser in its sole discretion, execution of a general release of claims in favor of Purchaser and its Affiliates.

(4)         The aggregate amount of the Pre-Closing Retention Bonuses and the Post-Closing Retention Bonuses shall not exceed the amount of the Retention Pool, or such greater amount as may be approved by Purchaser in its sole discretion. The payment of all retention bonuses shall be subject to applicable withholding.

(c)             401(k) Plan. If requested by Purchaser in a written notice delivered to Seller Bank not less than ten (10) Business Days before the Closing Date, Seller Bank shall cause the board of directors (or the appropriate committee thereof) of Seller Bank to adopt resolutions and take such corporate actions as are necessary to terminate the Sterling Bank & Trust 401(k) Plan (the “Seller Bank 401(k) Plan”), effective as of immediately prior to the Closing Date. If the Seller Bank 401(k) Plan shall be terminated as set forth in the immediately preceding sentence no later than the day prior to the Closing Date, Seller Bank shall deliver to Purchaser executed resolutions of the board of directors of Seller Bank (or the appropriate committee thereof) authorizing the termination of the Seller Bank 401(k) Plan effective as of the day prior to the Closing Date. In the event that Purchaser does not elect to cause Seller Bank to terminate the Seller Bank 401(k) Plan in accordance with this Section 6.1(c), then, prior to the Closing Date, Seller Bank shall instruct the appropriate committee of Seller Bank to call a meeting to discuss and consider changes to the investment options under the Seller Bank 401(k) Plan to eliminate the Seller unitized employer stock fund investment option effective prior to the Closing Date, all subject to applicable fiduciary duties under ERISA.

(d)            Employee Communications. Any communications by Purchaser with employees of Seller Bank prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement. Written communications from Purchaser to employees of Seller Bank shall be subject to prior review, comment and approval by Seller Bank; provided, that, commencing no less than ninety (90) days prior to the Closing Date, Purchaser shall be permitted to communicate with employees of Seller Bank regarding onboarding and training processes with any written communications from Purchaser to employees of Seller Bank being subject to prior review, comment and approval by Seller Bank (such consent not to be unreasonably withheld, delayed or conditioned).

(e)            Banking Privileges. Purchaser agrees to provide the Continuing Employees with the same banking privileges and perquisites, if any, that Purchaser generally provides to similarly situated employees of Purchaser and its Subsidiaries (both by job classification or status and by geographic location).

(f)            Cooperation. Seller Bank and Purchaser shall, and shall cause their respective Affiliates to, use reasonable efforts to cooperate with each other to effectuate the provisions set forth in this Section 6.1, including in connection with the onboarding and training by Purchaser and its Affiliates of employees of Seller Bank prior to the Closing (including, as reasonably necessary, through on-site training at the branch, facility or office of Seller Bank or its Affiliates where such employees are located). Purchaser and Seller will cooperate in good faith in connection with the wind-down and dissolution of Seller, including arrangements to make available the services of former employees of Seller Bank who are employed by Purchaser and requested by Seller; provided that neither Purchaser nor the Seller Bank or Surviving Bank (as applicable) shall have any liability to Seller in respect of the services provided by any such employee to Seller. To the extent any cooperation of Purchaser requested by Seller results in a material expense to the Purchaser, the parties will work together in good faith to agree upon a reasonable expense reimbursement, if any.

(g)            Seller Equity Awards. Seller acknowledges and agrees that all awards outstanding under Seller’s equity plans (and the settlement thereof in connection with the wind down and dissolution of Seller) will remain the sole responsibility of Seller, and Purchaser will have no liability in respect thereof.

(h)            No Third-Party Rights. No provision of this Section 6.1 shall create any third-party beneficiary rights in any employee of Seller Bank (including any beneficiary or dependent thereof) nor is it intended to establish, amend or modify any Employee Plan or any other benefit or employment plan, program, agreement or arrangement of Seller Bank or any of its Affiliates, or alter or limit the ability of Purchaser or its Affiliates to amend, modify or terminate their benefit or employment plans, programs, agreements or arrangements in any respect at any time nor guarantee any Continuing Employee the right to continued employment for any period or with any Person. Without limiting the generality of the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Seller Bank or its Affiliates any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Article VII

TAX MATTERS

Section 7.1          Cooperation. Each party shall, and shall cause its Affiliates to, provide such cooperation, documentation and information as any of them reasonably may request in: (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority, or (iii) effecting any other tax provision in this Agreement (including this Article VII). Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of Seller Bank for Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter (or, in the case of the dissolution of a party, prior to such dissolution), the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. For the avoidance of doubt, satisfaction of this Section 7.1 does not require any party to deliver any Tax Returns that include Purchaser, Seller, or any of their respective Affiliates other than Seller Bank. The parties further agree, and agree to cause their respective Affiliates to, upon request, use commercially reasonably efforts to obtain any certificate or other document from any Taxing Authority or customer of Seller Parties or any other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

Section 7.2          Transfer Taxes. Purchaser, on the one hand, and Seller, on the other hand, shall each be responsible for fifty percent (50%) all Transfer Taxes. In order to effectuate the provisions of this Section 7.2, Seller and Purchaser agree that any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable Law for filing such Tax Returns.

Section 7.3          Tax Sharing Agreements. To the extent relating to Seller, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement or any customary commercial Contract entered into in the ordinary course of business the principal subject of which is not Taxes), if any, to which Seller Bank, on the one hand, and Seller, on the other hand, are parties, and neither Purchaser nor any of its Affiliates (including, after the Closing, Seller Bank) shall have any rights or obligations thereunder after the Closing.

Section 7.4          Loss Shares. To the extent permitted by applicable Law and if any Seller Affiliated Group recognizes a loss on the sale of Seller Bank as a result of any transaction contemplated herein, Seller, to the extent necessary to protect any Tax attribute of Seller Bank, shall make an election pursuant to Treasury Regulation Section 1.1502-36(d)(6) (or any similar provision of state or local Law) and will otherwise use commercially reasonable efforts to take action requested by Purchaser, based on advice of counsel that such action is legally necessary, so that no Tax attributes of Seller Bank are reduced by reason of Treasury Regulation Section 1.1502-36 or any similar provision of state or local Law.

Article VIII

CLOSING CONDITIONS

Section 8.1          Conditions to Obligations of Each Party to Close. The respective obligations of each party to effect the Closing are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:

(a)            No Law, statute, rule, regulation, executive order, decree, ruling, injunction (whether temporary, preliminary or permanent) or other order shall be in effect which has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

(b)            The Regulatory Approvals shall have been obtained and shall remain in full force and effect, and any applicable waiting periods relating thereto shall have expired or been terminated, and no such Regulatory Approval shall have resulted in the imposition of any Material Burdensome Condition.

(c)            The Requisite Vote shall have been obtained.

Section 8.2          Conditions to Obligation of Seller Bank to Effect the Closing. The obligation of Seller Bank to effect the Closing is subject to the satisfaction or waiver (in the sole discretion of Seller Bank), prior to or at the Closing, of each of the following conditions:

(a)            All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)            (i) Each of the representations and warranties of Purchaser contained in Section 4.1, Section 4.2 and Section 4.7 shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of the date hereof and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of such particular date, and (ii) each of the other representations and warranties of Purchaser contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date; and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality, material adverse effect or other similar qualifiers).

(c)            Seller Bank shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate officer certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3          Conditions to Obligation of Purchaser to Effect the Closing. Purchaser’s obligation to effect the Closing is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:

(a)            All of the covenants and agreements required by this Agreement to be complied with and performed by the Seller Parties on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)            (i) Each of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.4, 3.12 and 3.13(a) shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of the date hereof and as of the Closing Date as though made as of the Closing Date, except that those representations and warranties in such sections which address matters only as of a particular date shall be true and correct in all material respects (disregarding for this purpose any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers) as of such particular date, (ii) the representations and warranties of Seller contained in Section 3.13(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of Seller contained in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties in such sections which address matters only as of a particular date shall be true and correct as of such particular date; and (B) where the failure of such representations and warranties in such sections in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect (disregarding for purposes of this clause (B) any qualification in the text of the relevant representation or warranty as to materiality, Material Adverse Effect or other similar qualifiers).

(c)             Since the date hereof, no Material Adverse Effect shall have occurred.

(d)             The Average Closing Deposits are not less than eighty five percent (85%) of the average daily balance of the Specified Deposits for the monthly period ending at the close of business on July 31, 2024 (the “Deposit Condition”).

(e)             Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller Bank by an appropriate officer of Seller Bank certifying that the conditions specified in Section 8.3(a), Section 8.3(b), and Section 8.3(c) have been satisfied.

(f)             Affiliates of Bayview Asset Management have purchased from Seller Bank, pursuant to that separate loan purchase agreement dated as of the date hereof (the “Bayview Loan Purchase Agreement”), all of the tenant in common loans held by Seller Bank (the “TIC Loans”) and have paid the cash consideration specified therein to Seller Bank; provided that if any of the TIC Loans are not sold by Seller Bank pursuant to the Bayview Loan Purchase Agreement as a result of being “Defective Mortgage Loans” as defined therein, the foregoing condition shall nonetheless be considered satisfied so long as the aggregate unpaid principal balance of the TIC Loans not sold by Seller Bank pursuant to the Bayview Loan Purchase Agreement does not exceed $1,000,000.

Article IX

TERMINATION

Section 9.1          Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            by mutual written consent of Purchaser and Seller;

(b)            by either Purchaser or Seller if (i) any Governmental Entity that must grant a Regulatory Approval has requested that Purchaser withdraw an application with no resubmission or denied such Regulatory Approval, and, if denied, such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such withdrawal request, denial of approval, or issuance of such order arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement;

(c)            by either Purchaser or Seller, if the Closing shall not have occurred on or before the Outside Date; unless the failure of the Closing to occur by such date arises out of, or results from, a material breach of this Agreement by the party seeking to terminate this Agreement;

(d)            (i) by Purchaser, if either of the Seller Parties has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 8.3(a) and Section 8.3(b) to be not satisfied, and such breach is not cured within thirty (30) days following written notice to Seller or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of this Agreement, or (ii) by either of the Seller Parties, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 8.2(a) and Section 8.2(b) to not be satisfied, and such breach is not cured within thirty (30) days following written notice to Purchaser, or cannot, by its nature, be cured prior to the Outside Date; provided, further, that neither Seller Party is then in material breach of this Agreement;

(e)            by Purchaser, if (i) a Seller Party or the Board of Directors of Seller shall have made a Recommendation Change or (ii) a Seller Party or the Board of Directors of Seller have breached its obligations under Section 5.3 (Shareholders’ Approval) or Section 5.4 (Acquisition Proposals) in any material respect;

(f)             by either Purchaser or Seller, if the Requisite Vote has not been obtained upon a vote thereon taken at the Shareholder Meeting (including any adjournment or postponement thereof); or

(g)            prior to the time the Requisite Vote is obtained, by either Seller Party in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal if the Board of Directors of Seller authorizes the Seller Parties to enter into an Alternative Acquisition Agreement in response to a Superior Proposal, to the extent permitted by and in accordance with Section 5.3; provided, that concurrently with such termination, the Seller Parties pay, or cause to be paid, to Purchaser, in immediately available funds the Termination Fee pursuant to Section 9.2.

Section 9.2          Effect of Termination.

(a)            In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the parties, any of their respective Affiliates or any of the officers, directors or shareholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the Transactions, except (i) the confidentiality provisions of Section 5.7, the public announcement provisions of Section 5.8 the termination provisions of this Section 9.2 and the miscellaneous provisions in Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor the Seller Parties shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of any provision of this Agreement.

(b)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to the Board of Directors of Seller or senior management of a Seller Party or shall have been made directly to the shareholders of Seller or any Person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Shareholder Meeting) an Acquisition Proposal, in each case, with respect the Seller Parties, and (A) (x) thereafter this Agreement is terminated pursuant to Section 9.1(c) (Outside Date) without the Requisite Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.2 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter, this Agreement is terminated by Purchaser pursuant to Section 9.1(d) (Material Breach) as a result of a willful and material breach by the Seller Parties or (z) thereafter this Agreement is terminated by a Seller Party or Purchaser pursuant to Section 9.1(f) (Failure to Obtain Requisite Vote) and (B) prior to the date that is twelve (12) months after the date of such termination, the Seller Parties enter into a definitive agreement or consummate a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Seller Parties shall, on the earlier of the date they enter into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same-day funds, a fee equal to $9,135,000 (the “Termination Fee”); provided, that for purposes of this Section 9.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(c)            In the event that this Agreement is terminated by Purchaser pursuant to Section 9.1(e) (Recommendation Change; Breach of Certain Covenants), then the Seller Parties shall pay Purchaser, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(d)            In the event that this Agreement is terminated by a Seller Party pursuant to Section 9.1(g) (Superior Proposal), then the Seller Parties shall pay Purchaser, by wire transfer of same-day funds, the Termination Fee concurrently with such termination.

(e)            Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any party to recover liabilities or damages to the extent permitted in this Agreement, in no event shall the Seller Parties be required to pay the Termination Fee more than once. The payment of the Termination Fee as set forth above shall be consideration for the disposition by Purchaser of its rights under this Agreement.

(f)             The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Seller Parties fail to promptly pay the Termination Fee due pursuant to this Section 9.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment for the Seller Parties to pay the Termination Fee or any portion thereof, the Seller Parties shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Seller Parties fail to pay the amounts payable pursuant to this Section 9.2, the Seller Parties shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article X

SURVIVAL; INDEMNIFICATION

Section 10.1        Survival. None of the representations or warranties contained in this Agreement will survive the Closing. The covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with their respective terms, provided that the covenants and agreements contained in this Agreement that by their terms apply or are to be performed prior to the Closing shall only survive until the date that is six (6) months after the Closing Date, and no claim for indemnification under Section 10.2(a)(1) shall be made after the expiration of such six (6) month survival period. Notwithstanding the foregoing, in the event notice of any claim for indemnification under this Article X has been given within the applicable survival period, Seller shall not dissolve, wind-up or liquidate until the final resolution of any such pending claim; provided that, following the six-month anniversary of the Closing Date, if there are no pending claims pursuant to this Article X at the time Seller proposes to effect its dissolution, then nothing in this Article X shall prevent such dissolution.

Section 10.2        Indemnification by Seller.

(a)           To the extent permitted by applicable Law, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective directors, officers, employees, shareholders, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties”) from and against any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and reasonable costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, relating to or arising out of or resulting from:

(1)         any breach of any covenant or agreement of a Seller Party contained in this Agreement or any other document or instrument furnished or to be furnished by the Seller Parties pursuant to this Agreement; and

(2)         any Seller Liabilities.

(b)           Seller shall not be liable to the Purchaser Indemnified Parties for (i) any Losses in respect of Section 10.2(a)(1) for any individual claim (or group of directly related claims) less than $50,000 (each a “de minimis loss”) or (ii) any Losses in respect of Section 10.2(a)(1) unless the Losses therefrom exceed an aggregate amount (including all Losses attributable to Seller) equal to $2,610,000.

Section 10.3        Indemnification by Purchaser.

(a)           To the extent permitted by applicable Law, Purchaser shall indemnify, defend and hold harmless each Seller Party, their Affiliates, and each of their respective directors, officers, employees, agents and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and collectively, with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, relating to or arising out of:

(1)            any breach of a covenant or agreement of Purchaser contained in this Agreement or any other document or instrument furnished or to be furnished by Purchaser pursuant to this Agreement; and

(2)            the operation of Seller Bank or Surviving Bank after the Closing Date.

(b)           Purchaser shall not be liable to the Seller Indemnified Parties for (i) a de minimis loss in respect of Section 10.3(a)(1) or (ii) any Losses with respect to the matters contained in Section 10.3(a)(1) unless the Losses therefrom exceed an aggregate amount equal to $2,610,000.

Section 10.4        Third-Party Claim Indemnification Procedures.

(a)            In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party under this Article X is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim. The Indemnifying Party shall have twenty (20) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim; provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal or regulatory action (including any action by a Governmental Entity) or claim or any claim seeking material non-monetary remedies against the Indemnified Party (in which case the fees and expenses of any counsel for the Indemnified Parties shall be subject to indemnification hereunder).

(b)            In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, subject to clause (a) above, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing, at its sole cost and expense (including any expense incurred with respect to any document or testimonial subpoenas or serving as a witness in connection with such Third-Party Claims). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement (w) that involves only the payment of money by the Indemnifying Party, (x) does not impose injunctive or other non-monetary equitable relief against the Indemnified Party or its Affiliates or their respective businesses, (y) does not involve any finding or admission of any violation of Law or admission of other wrongdoing by the Indemnified Party or any Affiliate thereof, and (z) provides for an unconditional release from liability to all Indemnified Parties and their Affiliates with respect to such claim.

(c)            If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, delayed or conditioned).

(d)            The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e)            The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 10.5        Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article X for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim or that are otherwise reasonably foreseeable.

Section 10.6        Adjustments to Losses.

(a)            In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the party claiming such Loss.

(b)            If an Indemnified Party recovers an amount from a third-party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article X, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of such Loss.

Section 10.7        Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article X, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three (3) Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto. All indemnification payments under this Article X shall be deemed adjustments to the purchase price payable in accordance with Section 2.1.

Section 10.8        Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.

Section 10.9        Remedies Exclusive. Except as otherwise specifically provided herein or in the case of fraud or Willful Breach, the remedies provided in this Article X shall be the exclusive remedies of the parties from and after the Closing in connection with any Losses incurred arising out of any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein or relating to the transactions contemplated hereby, and Purchaser agrees not to assert and to waive all other claims, demands or rights including any rights of contribution; provided, however, that the foregoing will not prohibit any party from seeking injunctive relief from a court of competent jurisdiction to prevent any failure or breach or to specifically enforce this Agreement or any of the terms of provisions hereof in accordance with Section 11.6.

Article XI
MISCELLANEOUS

Section 11.1        Entire Agreement. All Exhibits and Schedules shall be deemed to be incorporated into and made part of this Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein.

Section 11.2        Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement and all rights hereunder may not be assigned by any party except by prior written consent of the other party and any purported assignment in contravention hereof shall be void.

Section 11.4        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 11.5        Third-Party Beneficiaries. Except as expressly provided in Section 5.3, Section 5.13 and Section 11.16 the parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties and their respective successors and assigns.

Section 11.6        Specific Performance. The parties agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, including, for the avoidance of doubt, a breach of Section 5.7, irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

Section 11.7        Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument. A signed copy of this Agreement (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.8        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Whenever notice is given under clauses (a), (b) or (c) of this Section 11.8, a copy of such notice shall be sent via email to the addresses of the recipient parties below.

If to any of the Seller Parties, to:

Sterling Bank and Trust, F.S.B.
One Towne Square, Suite 1900
Southfield, Michigan

Attention:	Elizabeth M. Keogh
Email:	ekeogh@sterlingbank.com

with a copy (which shall not constitute notice), to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019

Attention:	Robert Azarow
Edward Deibert
Email:	Robert.Azarow@arnoldporter.com
Edward.Deibert@arnoldporter.com

and if to Purchaser, to:

EverBank, N.A.

Attention	Mark Baum
Email:	mark.baum@everbank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017

Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com
Louis.Argentieri@stblaw.com

Section 11.9        Expenses. Except as otherwise expressly set forth herein (including in Section 9.2(f)), all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such expense.

Section 11.10      Further Assurances. Before, at and after the Closing, consistent with the terms and conditions hereof, Seller and Purchaser shall, and shall cause each of their respective Subsidiaries to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a party may reasonably require in order to carry out any of the transactions contemplated by this Agreement. Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the transactions contemplated by this Agreement.

Section 11.11      Deadlines. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day other than a Business Day, then the time period for giving such notice or taking such action shall be extended to the next Business Day.

Section 11.12      Scope of Agreements. This Agreement shall not create any partnership, joint venture or other similar arrangement between any Seller Party or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

Section 11.13      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.14      Governing Law; Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties hereto, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be interpreted, governed, and construed in all respects by and in accordance with, the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State (except that matters relating to the fiduciary duty of the Board of Directors of Company shall be subject to the laws of the State of Michigan), without regard to the conflict of law principles thereof. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 11.15      Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8)) of a governmental authority (the “Confidential Supervisory Information”) by any party to this Agreement to the extent prohibited by applicable Law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

Section 11.16      Non-Recourse. Except as expressly set forth in this Agreement or any other agreement entered into in connection with this Agreement, all claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as the parties to this Agreement. No Person who is not a party to this Agreement, including any past, present or future director, officer, owner, parent, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, vendor, representative or assignee of, and any financial advisor or lender to, any party to this Agreement, or any past, present or future director, officer, owner, parent, employee, incorporator, member, partner, manager, direct or indirect equityholder, trustee, beneficiary, grantor, Affiliate, agent, attorney, vendor, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each party to this Agreement hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

STERLING Bancorp, Inc.

By:	/s/ Thomas M. O’Brien

Name:	Thomas M. O’Brien
Title:	President and Chief Executive Officer

sTERLING bank AND trust, F.S.B.

By:	/s/ Thomas M. O’Brien

Name:	Thomas M. O’Brien
Title:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EVERBANK FINANCIAL CORP

By:	/s/ Greg Seibly

Name:	Greg Seibly
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Exhibit 2.2

MORTGAGE LOAN PURCHASE AGREEMENT

THIS MORTGAGE LOAN PURCHASE AGREEMENT (this “Agreement”) is entered into and is effective as of this 15th day of September, 2024 by and between Sterling Bank and Trust, F.S.B., a federal savings bank (the “Seller”), with its principal place of business at the address shown on Exhibit “A” attached hereto, and Bayview Acquisitions LLC, a Delaware limited liability company (the “Purchaser”), with its principal place of business at 4425 Ponce de Leon Blvd., 5th Floor, Coral Gables, Florida 33146.

W I T N E S S E T H

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase, for the benefit of Purchaser’s designee, on a servicing released basis and pursuant to the terms herein, all Mortgage Loans (as defined herein) owned and serviced by Seller.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1.              Definitions. As used in this Agreement, the following terms shall have the meanings specified below.

“Affiliate” means, with respect to any Person, any other Person or entity controlling, controlled by or under common Control with such Person.

“Applicable Servicing Requirements” means, with respect to the Mortgage Loans, those mortgage servicing practices of prudent mortgage lending institutions which service loans of the same type as the Mortgage Loans in the respective jurisdictions in which the related Mortgaged Properties are located.

“Assignment of Mortgage” means, with respect to any Mortgage Loan, an individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to give record notice of the sale of the Mortgage to Purchaser.

“Business Day” means (i) any day that is not a Saturday, Sunday, or (ii) a legal holiday in the State of North Carolina, the State of Colorado, the State of Florida, the State of Texas, the State of Michigan or the State of Pennsylvania, or (iii) a day on which banks are required or authorized by law to be closed in the State of North Carolina, the State of Colorado, the State of Florida, the State of Texas, the State of Michigan or the State of Pennsylvania.

“Collateral File” means, with respect to each Mortgage Loan, the documents set forth on Schedule 1.1(a).

“Control” means the power to direct the management and policies of a person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and controlling and controlled shall have meanings correlative to the foregoing.

“Credit File” means, with respect to each Mortgage Loan, the file consisting of the documents (which may be originals, copies or electronic images), other than those documents constituting the Collateral File with respect to such Mortgage Loan, customarily maintained in connection with the origination of mortgage loans of the type covered by this Agreement.

“Custodian” means the custodian designated by the Purchaser, and any successor in interest or permitted assignee of such Custodian.

“Cut-Off Date” means the last calendar day of the month preceding the Purchase Date, or such other date as Purchaser and Seller may agree.

“Delinquent” means, with respect to a Mortgage Loan, that all or any part of the Monthly Payment due on a due date is not made prior to the next scheduled due date for such Mortgage Loan.

“Discount Recapture Amount” means, with respect to any Mortgage Loan, any discount to par reflected in the Purchase Price paid by the Purchaser to Seller on the Purchase Date with respect to such Mortgage Loan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization and any U.S. government-sponsored enterprise program.

“Knowledge” means, with respect to Seller, the actual knowledge of the officers of Seller listed on Schedule 1.1(b).

“Lien” means any lien, claim, mortgage, security interest, pledge, charge, easement, deed of trust, servitude or other encumbrance of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, event, circumstance, development or change that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (i) the Mortgage Loans taken as a whole, or (ii) with respect to Purchaser, the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations hereunder; provided that any such effect, event, circumstance, development or change arising from or related to the following matters shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) conditions affecting the United States economy generally, the housing or mortgage market or the mortgage servicing industry, (b) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein, (c) conditions resulting from natural disasters, (d) domestic or international financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in any law or other general binding directives issued by any Governmental Entity, (f) effects or conditions resulting from the announcement of this Agreement or the transactions contemplated hereby or the identity of Purchaser (including employee departures), (g) the compliance by Seller or Purchaser with its covenants and agreements contained in this Agreement, (h) any action taken or omitted to be taken by Seller or Purchaser at the written request or with the written consent of the other party, (i) any items disclosed as of the date hereof on schedules attached to or delivered pursuant to this Agreement, (j) settlements or agreements entered into between one or more mortgage servicers, on the one hand, and a Governmental Entity, on the other, or (k) the taking of any action contemplated by this Agreement and the Purchase Documents, including the completion of the transactions contemplated hereby.

“MERS” means MERSCORP or Mortgage Electronic Registration Systems, Inc. and the MERS® System, an electronic registration system that tracks the mortgage rights of a loan.

“MERS Designated Mortgage Loan” means any Mortgage Loan that is registered with MERS.

“Monthly Payment” means, with respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note.

“Mortgage” means, with respect to any Mortgage Loan, a mortgage, deed of trust or other security instrument creating a lien upon real property and any other property described therein which secures the related Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on the related Mortgage Note.

“Mortgage Loan” means each residential, tenant-in-common mortgage loan sold, assigned and transferred to the Purchaser pursuant to the Agreement and identified on the Mortgage Loan Schedule, including all of the Seller’s rights, title and interest in and to the Mortgage Loan, including, but not limited to, the Servicing Rights, the Mortgage Note, the Mortgage, the Mortgage Loan File, the Monthly Payments, interests in any related insurance policies, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means the documents contained in the Mortgage Loan File.

“Mortgage Loan File” means, with respect to any Mortgage Loan, the Collateral File, the Credit File, if any, and the Servicing File (as applicable), referred to collectively.

“Mortgage Loan Schedule” means the schedule of Mortgage Loans attached as Schedule 1.01(c) (and delivered in electronic format to Purchaser), which schedule shall be updated prior to the Purchase Date to reflect the same information with respect to each Mortgage Loan as of the Cut-Off Date.

“Mortgage Note” means, with respect to any Mortgage Loan, the mortgage note, deed of trust note, security deed note or other form of promissory note executed by the Mortgagor with respect to such Mortgage Loan and secured by a Mortgage evidencing the indebtedness of the Mortgagor under a Mortgage Loan, including any allonges or addenda thereto.

“Mortgaged Property” means, with respect to any Mortgage Loan, the undivided tenancy in common interest that is encumbered by a Mortgage.

“Mortgagor” means any obligor under a Mortgage Note.

“OCC” means the Office of the Comptroller of the Currency.

“Obligations” means all obligations and commitments of Seller, mortgagee, owner or servicer relating to or under the Mortgage Loans and related Mortgage Loan Documents.

“Parent” means Sterling Bancorp, Inc., the holding company parent of Seller.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, estate, trust or unincorporated organization, association, organization or other entity or form of business enterprise or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

“Plan of Liquidation” means the plan of liquidation and dissolution adopted by the board of directors of Parent, of which the Stock Purchase Agreement and this Agreement comprises a part.

“Purchase Documents” means each this Agreement and all amendments supplements and replacements, and any other related documents and agreements between the Seller and the Purchaser regarding the sale of the Mortgage Loans.

“Purchase Price Percentage” means eighty-seven percent (87%).

“Regulatory Approvals” means, collectively, the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act and the Federal Reserve Board’s implementing regulations thereunder in respect of the stock sale contemplated by the Stock Purchase Agreement, and with the OCC under the Bank Merger Act and the OCC’s implementing regulations thereunder in respect of the bank merger contemplated by the Stock Purchase Agreement, and the approval or regulatory waiver of such applications, filings and notices by the Federal Reserve Board and OCC, as applicable and any other approvals from or filings with any Governmental Entity contemplated by the Stock Purchase Agreement.

“Remittance Date” means the 10th day of each month, or succeeding Business Day, beginning with the calendar month immediately following the Purchase Date and ending on the Transfer Date.

“Servicer Advances” means all customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by Seller of its servicing obligations, including, but not limited to, (i) funding any principal, interest, tax or other payments, (ii) the preservation, restoration and protection of the Mortgaged Property, (iii) any enforcement or judicial proceedings, including foreclosures, (iv) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (v) any third party debt counseling provided on behalf of a Mortgage, (vi) any fees paid by Seller in connection with the modification of a Mortgage Loan and (vii) any insurance premium paid by Seller in respect of a Mortgage Loan in accordance with the Mortgage Loan Documents.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among Parent, Seller and EverBank Financial Corp.

“Servicing File” means, with respect to each Mortgage Loan, all documents, instruments, agreements and records in the possession of Seller, including electronic copies, relating to such Mortgage Loan that are reasonably necessary for the servicing of such Mortgage Loan in accordance with the Applicable Servicing Requirements.

“Servicing Rights” means the right, title and interest in and to the non-recourse servicing of any Mortgage Loan, the related maintenance and servicing fee income and any and all ancillary income arising from or in connection with any Mortgage Loan.

“Shareholder Approval” means the approval by the shareholders of Parent of the Stock Purchase Agreement and the Plan of Liquidation.

“Termination Date” means the date on which the transactions contemplated by the Stock Purchase Agreement are to be consummated.

“Transfer Date” means the date on which servicing is transferred from Seller to the Purchaser’s servicer, which shall be no later than the date which is thirty (30) days after the Purchase Date.

Section 1.2.           General. The terms defined herein include the plural as well as the singular and the singular as well as the plural.

Article II.
PURCHASE AND SALE OF MORTGAGE LOANS

Section 2.1.              Purchase and Sale of Mortgage Loans. Upon the terms and subject to the conditions precedent set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, without recourse, to the Purchaser and/or the Purchaser’s designee, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Mortgage Loans. Such conveyance shall include, without limitation, all rights in respect of the Mortgage Loans, including the Mortgage Loan Files, and any and all proceeds of the foregoing.

It is intended that the conveyance pursuant to this Agreement of the Seller’s right, title and interest in and to the property described in the first paragraph of this Section 2.1 shall constitute, and shall be construed as, a sale of such property and not a grant of a security interest to secure a loan. However, if such conveyance is deemed to be in respect of a loan, it is intended that (i) the rights and obligations of the parties shall be established pursuant to the terms of this Agreement; (ii) the Seller hereby grants to the Purchaser a first priority security interest in all of the Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired, the property described in the first paragraph of this Section; and (iii) this Agreement shall constitute a security agreement under applicable law.

Notwithstanding anything herein to the contrary, Purchaser shall not have any obligation hereunder to purchase any Mortgage Loan with respect to which any of the representations set forth in clauses (b) through (e) on Exhibit “B” hereto (the “Designated Representations”) is not true and correct as of the Purchase Date (a “Defective Mortgage Loan”), provided that no Mortgage Loan shall be deemed a Defective Mortgage Loan hereunder unless (i) no later than October 18, 2024, Purchaser has provided notice to Seller identifying such Mortgage Loan and describing the defects that would cause one or more of the Designated Representations with respect to such Mortgage Loan to not be true and correct (“Material Defects”), it being agreed that no Designated Representation shall be deemed untrue due to the absence from the Collateral File of any documents other than the Mortgage Note, the Mortgage and the final title policy, and (ii) Seller has not cured such Material Defects prior to the Purchase Date.

Section 2.2.              Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge all Obligations arising on or after the Purchase Date (collectively, the “Assumed Liabilities”).

Section 2.3.              Payment of the Purchase Price.

(a)           Purchase Date Settlement Statement. Within two (2) Business Days prior to the Purchase Date, Seller shall deliver to Purchaser a statement setting forth the elements of the Purchase Price as calculated in accordance with Section 2.3(b), using good faith, reasonable estimates for items to be calculated as of the Purchase Date (the “Purchase Date Settlement Statement”), which is subject to adjustment as provided in Section 2.4. Upon receipt of the Purchase Date Settlement Statement, the Purchaser shall promptly review and inform Seller of any differences noted therein. If Purchaser identifies any differences, Seller and Purchaser shall each use their reasonable efforts to resolve such differences prior to the payment of the Purchase Price. On the Purchase Date, upon the terms and subject to the conditions of this Agreement, as aggregate consideration for the Mortgage Loans, Purchaser will pay to Seller the Purchase Price as set forth on the Purchase Date Settlement Statement. The Seller’s sole recourse with respect to payment of the Purchase Price shall be to Purchaser.

(b)           Purchase Price. The aggregate purchase price for the Mortgage Loans (the “Purchase Price”) shall be equal to:

(i)        an amount equal to the sum of each product obtained by multiplying (x) the unpaid interest bearing principal balance of each Mortgage Loan, as of the Cut-Off Date, as shown on the Mortgage Loan Schedule, by (y) the Purchase Price Percentage, plus

(ii)       an amount equal to all accrued and unpaid interest at the Mortgage Interest Rate for the period from the latest interest paid to date through the day prior to the Cut-Off Date (not to exceed 59 days) for each Mortgage Loan that is fifty-nine (59) days or fewer days Delinquent as of the Cut-Off Date, plus

(iii)      an amount equal to all Servicer Advances incurred after the Cut-Off Date and prior to the Purchase Date.

The Purchaser shall pay the aggregate Purchase Price for the Mortgage Loan, less an amount equal to all payments received by Seller after the Cut-Off Date with respect to the Mortgage Loans to which the Purchaser is entitled pursuant to Section 2.3(c), in cash to Seller at the Closing, by wire transfer of immediately available funds to a bank account designated by Seller.

(c)           Payments Belonging to Purchaser. Purchaser shall be entitled to (i) all payments made by a Mortgagor on account of any Mortgage Loan after the Cut-Off Date, (ii) all other payments of principal collected after the Cut-Off Date, (iii) all payments of interest collected after the Cut-Off Date, and (iv) any other monies received on account of any Mortgage Loan after the Cut-Off Date, in the aggregate.

(d)           Payments Belonging to Seller. All payments and other amounts paid by a Mortgagor on account of any Mortgage Loan on or before the Cut-Off Date shall belong to Seller (except with respect to payments on any Mortgage Loan that has been paid in advance, which shall belong to Purchaser to the extent that any such prepayments are not reflected in the unpaid principal balance of such Mortgage Loan as of the Cut-Off Date).

(e)           No Set Off. Neither Seller nor any of its Affiliates, on the one hand, nor Purchaser or any of its Affiliates, on the other hand, shall have any set off or any other similar rights with respect to (i) any of the funds received by such party pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other party or its Affiliates arising out of this Agreement or any other agreements.

Section 2.4.              Post-Closing Adjustment. Seller and Purchaser shall work in good faith to reconcile any amounts due and owing to either party pursuant to this Agreement within thirty (30) days following the Purchase Date. In the event that an error was made in, or new information is obtained relevant to, the calculation of the Purchase Price on the Purchase Date Settlement Statement and any other amount calculated in accordance with Section 2.3, the discovering Party shall, within thirty (30) days following the Purchase Closing Date, notify the other party as to such error or new information, and shall provide the other party with the related invoice, a receipt reasonably evidencing payment of the related amount or other reasonably sufficient evidence of the related amount (collectively, “Invoice or Payment Evidence”). The party receiving such Invoice or Payment Evidence shall, within thirty (30) days following its receipt thereof, reimburse the discovering party for any amounts that it was required to pay (but did not pay) on the Purchase Date in accordance with Section 2.03(b).

Section 2.5.              Interim Servicing. During the period commencing on the Purchase Date and ending at the close of business on the day prior to the Transfer Date (the “Interim Servicing Period”), the Seller shall, or with the Purchaser’s consent, cause a sub-servicer to, service the Mortgage Loans for and on behalf of the Purchaser in accordance with all Applicable Servicing Requirements. On each Remittance Date, Seller (or its servicer) shall deliver to the Purchaser, or its designee, an excel file containing the data fields listed in Exhibit “C” hereto, or such other information as mutually agreed upon. During the Interim Servicing Period, Purchaser shall pay Seller a servicing fee for the interim servicing of the Mortgage Loans on Purchaser’s behalf in accordance with the fee schedule attached as Exhibit “D” hereto. In no event shall Seller have any liability to Purchaser or any other Person for any failure by Seller to service the Mortgage Loans in accordance with Applicable Servicing Requirements to the extent that such failure results from or arises out of the delivery of the Mortgage Loan Documents to Purchaser prior to the Transfer Date in accordance with this Agreement. Any payments received by Seller after the Purchase Date shall be held by the Seller for the benefit of Purchaser and shall be endorsed/remitted over to the Purchaser on each Remittance Date. To the extent not already done so, the Seller shall deliver any payments received and all files relating to the servicing of the Mortgage Loans, including without limitation, all documents, reports, pay histories as of the Transfer Date and all ledgers necessary to service the Mortgage Loans, not later than three (3) Business Days after the Transfer Date.

Article III.
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

As a material inducement to Purchaser to enter into this Agreement and each Purchase Document, the Seller represents and warrants to the Purchaser, as of both the date of execution hereof and the Purchase Date, the following:

Section 3.1.              Due Organization and Authority. The Seller is duly organized, validly existing and in good standing under the laws of the United States of America, has all licenses, permits and registrations necessary to carry on its business as now being conducted and is licensed, registered or qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing, registration or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state where a Mortgaged Property is located to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement. The Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and the related Purchase Documents and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement and the related Purchase Documents (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and the related Purchase Documents have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other required action has been taken by the Seller to make this Agreement and the related Purchase Documents valid and binding upon the Seller in accordance with their terms.

Section 3.2.              Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement and the related Purchase Documents is in the ordinary course of business of the Seller. The transactions contemplated by this Agreement constitute part of a set of related transactions that include the transactions contemplated by the Stock Purchase Agreement and the Plan of Liquidation, each of which (including this Agreement) require the approval of Parent’s stockholders.

Section 3.3.              No Conflicts. Neither the execution and delivery of this Agreement or the Purchase Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with its or their terms and conditions, will conflict with or result in a material breach of any of the terms, conditions or provisions of the Seller’s charter, by-laws or other organizational or governance documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect on Seller pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement and the related Purchase Documents.

Section 3.4.              No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement or the related Purchase Documents, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the related Purchase Documents or which would draw into question the validity of this Agreement, the related Purchase Documents or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be reasonably likely to impair materially the ability of the Seller to perform under the terms of this Agreement and the related Purchase Documents.

Section 3.5.              No Consent Required. Except for the Shareholder Approval, the Regulatory Approvals and any separate approval of the OCC that may be required pursuant to 12 C.F.R. 5.53, no consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement and the related Purchase Documents, the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Purchase Documents.

Section 3.6.              No Brokers’ Fees. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans, except for the retention of Keefe, Bruyette & Woods, Inc. and Hovde Group, LLC by Seller and the fees payable pursuant thereto, which Seller has separately disclosed to Purchaser.

Article IV.
SPECIFIC REPRESENTATIONS AND WARRANTIES AS TO LOANS

As further material inducement to Purchaser to enter into this Agreement and each Purchase Document, the Seller hereby makes to the Purchaser as of the Purchase Date the representations and warranties set forth on Exhibit “B” hereto.

Article V.
GENERAL REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Seller to enter into this Agreement and each Purchase Document, the Purchaser represents and warrants to the Seller as follows, as of both the date of execution hereof and the Purchase Date, the following:

Section 5.1.              Due Incorporation and Good Standing. The Purchaser is and shall continue to be duly organized, validly existing and in good standing under the laws of its state of organization. The Purchaser has in full force and effect all licenses, registrations and certifications in all appropriate jurisdictions necessary to conduct all activities to be performed by it hereunder.

Section 5.2.              Authority and Capacity. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the Purchase Documents and any related agreements or instruments and the consummation of the transactions contemplated hereby and thereby, each has been duly and validly authorized by all necessary action. This Agreement, the Purchase Documents and any related agreements or instruments to which the Purchaser is a party constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as may be limited by judicial discretion, equitable limitations, and applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally.

Section 5.3.              No Conflict. Neither the execution and delivery of this Agreement or the Purchase Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with its or their terms and conditions, shall: (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Purchaser’s limited liability company operating agreement, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Purchaser in now a party or by which it is bound, or of any law, rule, regulation, order, judgment or decree of any court or governmental authority applicable to the Purchaser, or (b) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Purchaser.

Section 5.4.              No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against Purchaser, before any court, administrative agency or other tribunal, asserting the invalidity of this Agreement or the related Purchase Documents, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the related Purchase Documents or which could reasonably be expected to have a material adverse effect on Purchaser’s ability to perform is obligations under this Agreement.

Section 5.5.              No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement and the related Purchase Documents, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Purchase Documents.

Section 5.6.              No Brokers’ Fees. Purchaser has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the purchase of the Mortgage Loans.

Section 5.7.              Access to Funds. On the Purchase Date, Purchaser will have access to all funds necessary to consummate the transactions contemplated by this Agreement and pay the aggregate Purchase Price and does not require any third party financing to consummate the transactions contemplated by this Agreement.

Section 5.8.              Seller/Servicer Standing; MERS Membership. Purchaser or its servicer is (i) properly licensed and qualified to do business and is in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the service with respect to the Mortgage Loana and (ii) qualified to act as the servicer with respect to the Mortgage Loans. Purchaser is a member in good standing of the MERS® System.

Section 5.9.              Sophisticated Investor. Purchaser is a sophisticated investor and has the knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement, and that its bid and decision to purchase the Mortgage Loans are based upon Purchaser’s own independent evaluation of the Mortgage Loans and any related documents. Purchaser has made such independent investigations as it deems to be warranted into the nature, validity, enforceability, collectability, and value of the Mortgage Loans, and all other facts it deems material to its bid and purchase and is entering into this transaction solely on the basis of that investigation and Purchaser’s own judgment. Purchaser has not based its decision to enter into this Agreement upon any oral or written information provided by Seller or Seller’s personnel, agents, representatives or independent contractors and acknowledges and understands that no employee, agent, representative or independent contractor of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement.

Section 5.10.            Due Diligence Review. Purchaser has had the opportunity to conduct such due diligence review and analysis of the due diligence materials (which include, but are not limited to the Mortgage Loan Documents, the Mortgage Loan Files, the Credit Files, the Servicing Files and related information), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as Purchaser deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Mortgage Loans reviewed by it. Purchaser is aware of the level of and form of documentation with respect to each Mortgage Loan reviewed by it and takes each such Mortgage Loan and the related Mortgage Loan File, respectively, with the knowledge that such documentation may be incomplete.

Section 5.11.            No Other Representations and Warranties. Purchaser acknowledges and agrees that Seller has not and does not represent, warrant or covenant the nature, accuracy, completeness, enforceability or validity of any Mortgage Loan Document, Mortgage Loan File, or any information or documents made available to Purchaser or its counsel, accountants or advisors in connection with the Mortgage Loans and, all documentation, information, analysis and/or correspondence, if any, which is or may be sold, transferred, assigned and conveyed to Purchaser with respect to any and all Mortgage Loans is sold, transferred, assigned and conveyed to Purchaser on an “AS IS, WHERE IS” basis, WITH ALL FAULTS. Purchaser acknowledges that (i) it and its representatives have been permitted access to the books and records, facilities, equipment, contracts and other properties and assets of Seller related to the Mortgage Loans, and that it and its representatives have had an opportunity to meet with officers and employees of Seller and (ii) except for the representations and warranties expressly set forth in Article III and Article IV, (A) Purchaser has not relied on any representation or warranty from Seller or any other Person in determining to enter into this Agreement and (B) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the Mortgage Loans or the accuracy or completeness of any information regarding any of the foregoing that Seller or any other Person furnished or made available to Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article III and Article IV, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article VI.
COVENANTS

Section 6.1.              Delivery of Documents.

(a)           Prior to the Purchase Date, Seller, Purchaser and the Custodian shall enter into a mutually acceptable bailment agreement. Pursuant to such bailment agreement, Seller will deliver to the Custodian a Collateral File for each Mortgage Loan. No later than October 18, 2024, Purchaser shall provide to Seller an exception report identifying each document that is included in the Collateral File for any Mortgage Loan but is deficient or is missing from the Collateral File for any Mortgage Loan, where such document deficiency or absence will have a material adverse effect on the collectability of the related Mortgage Loan (the “Collateral Exception Report”). Seller agrees that, during the period commencing on the Purchase Date and ending on the earlier of (i) the Purchase Date and (ii) the later of (x) the 90th day after the date of this Agreement and (y) the date on which the Shareholder Approval is obtained, Seller shall use commercially reasonable efforts to provide any missing documents or cure any deficiencies identified on the Collateral Exception Report.

(b)           Within thirty (30) days following the Transfer Date, Seller will (i) deliver to Purchaser or its designee, all Mortgage Loan Documents in its possession, including without limitation each Credit File and Servicing File, to the extent not already delivered to Purchaser, and (ii) at the instruction of Purchaser, instruct any attorney of Seller that has possession of any Mortgage Loan Files to release to Purchaser or its designee such Mortgage Loan Files to the extent such files are in such Person’s possession.

(c)           On the Purchase Date, the ownership of the Mortgage Loans, including, with respect to each Mortgage Loan, the related Mortgage Note, the Mortgage and the contents of the Mortgage Loan Files, shall be vested in Purchaser, and the ownership of all records and documents with respect to the Mortgage Loans prepared by or which come into the possession of Seller shall immediately vest in Purchaser and shall be retained and maintained by Seller at the will and for the benefit of Purchaser in a custodial capacity only. Following the sale and purchase of the Purchased Assets as set forth in Article II, Seller’s records shall accurately reflect the sale of such assets to Purchaser.

(d)           Seller shall prepare and deliver the Assignments of Mortgage in recordable form to Purchaser no later than sixty (60) days after Closing. Purchaser shall file or record (if applicable) such Assignments of Mortgage in the relevant jurisdiction within thirty (30) days after receipt from Seller

(e)           For Mortgage Loans (if any) that have been prepaid in full after the Cut-Off Date and prior to the Purchase Date, Seller, in lieu of delivering the related Collateral Files, shall deliver to Purchaser, within five (5) Business Days after the Purchase Date, an Officer’s Certificate which shall include a statement to the effect that such Mortgage Loan has been prepaid in full. In the event that any such Collateral Files were previously delivered by Seller to Custodian in accordance with Section 6.01(a) above, Purchaser will promptly instruct the Custodian to return such file to Seller in accordance with its written instructions.

Section 6.2.              MERS Designated Mortgage Loans. With respect to each MERS Designated Mortgage Loan, the Seller shall take such actions as are necessary to cause the Purchaser and/or the Purchaser’s designee to be clearly identified as the owner and holder of each such MERS Designated Mortgage Loan on the records of MERS for the purposes of the system of recording transfers on beneficial ownership of mortgages maintained by MERS. All expenses incurred in connection with this Section 6.2 shall be allocated fifty percent (50%) to Purchaser and fifty percent to (50%) to Seller.

Section 6.3.              Further Assurances. The Seller shall, at any time and from time to time, promptly, upon the reasonable request of the Purchaser or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, limited powers of attorney, transfers, conveyances, and assurances as may be required for the better vesting and confirming to the Purchaser and its successors and assigns of title to, or to perfect any security interest in, the Mortgage Loans, insurance policies or other property or assets conveyed to the Purchaser hereunder. The Seller shall also take any other acts as may be necessary to effect the transactions contemplated by this Agreement.

Section 6.4.              Expenses; Liabilities. The Seller and the Purchaser, except as otherwise specifically provided herein, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

Section 6.5.              Notices to Mortgagors and Third Parties. To the extent required by applicable law, Seller and Purchaser shall notify the Mortgagors (which may be a joint notice) of the transfer of the ownership and servicing of the Mortgage Loans pursuant to this Agreement, which notices shall comply in all material respects with all applicable laws. Seller and Purchaser shall cooperate with each other and shall use their respective commercially reasonable efforts to provide notice to any third parties as are necessary to permit the sale, transfer, assignment and conveyance to Purchaser of the Mortgage Loans.

Section 6.6.              Tax Matters. Any stamp, recordation, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax and provide to Seller evidence of timely filing and payment of all Transfer Taxes.

Section 6.7.              Early Pay-Off. The Purchaser agrees to (i) promptly notify the Seller in the event that any Mortgage Loan is prepaid in full within ninety (90) days of the Purchase Date, and (ii) pay to the Seller the Discount Recapture Amount within thirty (30) days of receiving the Seller’s written demand therefor.

Article VII.
CLOSING CONDITIONS

Section 7.1.              Conditions to the Obligations of Each Party under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Purchase Date of the following conditions, none of which may be waived:

(a)           Injunctions. None of the parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

Section 7.2.              Conditions to Obligations of Purchaser under this Agreement. The obligations of Purchaser under this Agreement shall be further subject to the satisfaction or waiver by Purchaser of the conditions set forth in this Section 7.2 at or prior to the Purchase Date:

(a)           Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Purchase Date with the same effect as though all such representations and warranties had been made as of the Purchase Date (except to the extent such representations and warranties speak as of an earlier date), except where any failure of such representations and warranties to be true and correct would not have in the aggregate a Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect dated as of the Purchase Date.

(b)           Agreements and Covenants. Seller shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it at or prior to the Purchase Date, except where any failure to so perform or comply would not have in the aggregate a Material Adverse Effect, and Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect dated as of the Closing Date.

(c)           Other Documents. Seller shall have furnished to Purchaser such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 or as are customary for a transaction of the type provided for herein as Purchaser may reasonably request.

Section 7.3.              Conditions to Obligations of Seller under this Agreement. The obligations of Seller under this Agreement shall be further subject to the satisfaction or waiver by Seller of the conditions set forth in this Section 7.3 at or prior to the Purchase Date:

(a)           Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Purchase Date with the same effect as though all such representations and warranties had been made as of the Purchase Date (except to the extent such representations and warranties speak as of an earlier date), except where any failure of such representations and warranties to be true and correct would not have in the aggregate a Material Adverse Effect, and Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect dated as of the Purchase Date.

(b)           Agreements and Covenants. Purchaser shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it at or prior to the Purchase Date, except where any failure to so perform or comply would not have in the aggregate a Material Adverse Effect, and Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to such effect dated as of the Closing Date.

(c)           Purchase Price. Purchaser shall have delivered the Purchase Price to the bank account designated by Seller prior to the Purchase Date.

(d)           Shareholder Approval. Seller shall have received evidence satisfactory to it that the Shareholder Approval has been obtained.

(e)           Regulatory Approval. Seller shall have received evidence satisfactory to it that the Regulatory Approvals have been obtained.

(f)            Other Documents. Purchaser shall have furnished to Seller such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 or as are customary for a transaction of the type provided for herein as Seller may reasonably request.

Article VIII.
THE CLOSING AND RELATED MATTERS

Section 8.1.              Time and Place. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Mortgage Loans and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019, at 10:00 A.M. (Eastern time) on such date as is mutually agreed to by Seller and Purchaser (the “Purchase Date”), which in no event shall occur earlier than 2 Business Days following the later to occur of (i) the receipt of the Shareholder Approval and (ii) the receipt of the Regulatory Approvals.

Section 8.2.              Deliveries at the Closing.

(a)           Deliveries by Seller. On the Purchase Date, Seller shall deliver to Purchaser all of the following, in such forms as are agreed upon and acceptable to Purchaser, duly executed by all signatories other than Purchaser, as required pursuant to the respective terms thereof:

(i)        executed counterparts of each Purchase Document to which Seller is a party, including such number of original limited powers of attorney as may be reasonably requested by Purchaser;

(ii)       a receipt for payment of the Purchase Price;

(iii)      the Mortgage Loan Schedule;

(iv)      the Purchase Date Settlement Statement;

(v)       such other Purchase Documents requested by Purchaser that are reasonably necessary to effectuate the sale, transfer, assignment and delivery to Purchaser of the right, title and interest of Seller in and to the Mortgage Loans; and

(vi)      all certificates, and other documents and instruments required to be delivered at the Closing under Article VII hereof.

(b)           Deliveries by Purchaser. On the Purchase Date, Purchaser shall deliver to Seller all of the following closing documents, in such forms as are agreed upon and acceptable to Seller, duly executed by all signatories other than Seller, as required pursuant to the respective terms thereof:

(i)        the Purchase Price;

(ii)       executed counterparts of each Purchase Document to which Purchaser is a party;

(iii)      such other instruments of assumption as are reasonably necessary to effectuate the assumption by Purchaser of the Assumed Liabilities; and

(iv)      all certificates, and other documents and instruments required to be delivered at the Closing under Article VII hereof.

Section 8.3.              Further Assistance and Assurances. Seller shall, at any time and from time to time, promptly, upon the reasonable request of Purchaser, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better vesting or conferring to Purchaser of title in and to the Mortgage Loans and to effect the transactions contemplated hereby. Purchaser shall, at any time and from time to time, promptly, upon the reasonable request of Seller, execute, acknowledge, deliver or perform all such further acts, deeds, assumption agreements, transfers and assurances as may be required for the full assumption and transfer to Purchaser of the Assumed Liabilities and to effect the transactions contemplated hereby. All expenses incurred in compliance with this Section 8.3 shall be the responsibility of the requesting party. Each party agrees that if it receives any payment or amount after the Purchase Date to which another Party is entitled, the recipient shall promptly transfer such payment or amount to the party so entitled.

Article IX.
MISCELLANEOUS

Section 9.1.              Non-Survival. None of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Purchase Date and delivery of the Mortgage Loans other than those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Purchase Date and delivery of the Mortgage Loans, and such covenants and agreements will survive the Purchase Date and delivery of the Mortgage Loans until performed.

Section 9.2.              Amendment; Termination. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be terminated at any time prior to the Purchase Date as follows:

(a)            at any time by the mutual written agreement of Purchaser and Seller;

(b)            by Seller or Purchaser (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in Article III or Article V of this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect;

(c)            By Seller or Purchaser (provided, that the terminating Party is not then in breach of any representation or warranty set forth in Article III or Article V of this Agreement or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other Party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating Party to the other Party, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect;

(d)            at the election of Seller or Purchaser, if the Closing shall not have occurred by the Termination Date or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no party may terminate this Agreement pursuant to this Section 9.2(d) if the failure of the Closing to have occurred on or before said date was due to such party’s willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

(e)            by Seller if (i) final action has been taken by a bank regulator whose approval is required in connection with the transactions contemplated by the Stock Purchase Agreement, which final action (x) has become unappealable and (y) does not approve the transactions contemplated by the Stock Purchase Agreement, (ii) any bank regulator whose approval or nonobjection is required in connection with the transactions contemplated by the Stock Purchase Agreement or the Plan of Liquidation has stated that it will not issue the required approval or nonobjection, or (iii) the stockholders of Parent do not approve the transactions contemplated by this Agreement, the Stock Purchase Agreement or the Plan of Liquidation; and

(f)             by Seller or Purchaser if any court of competent jurisdiction or other Governmental Entity shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order or other action shall have become final and unappealable.

In the event of termination of this Agreement pursuant to any provision of Section 9.2, this Agreement shall forthwith become void and have no further force, except that the provisions of Section 9.2, Section 9.4, Section 9.8, Section 9.9, Section 9.14 and Section 9.15, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

Section 9.3.              Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. Purchaser and Seller agree that this Agreement, any Addendum thereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on both Purchaser and Seller the same as if it were physically executed and Seller hereby consents to the use of any third party electronic signature capture service providers as may be chosen by Purchaser.

Section 9.4.              Entire Agreement. This Agreement and each Purchase Document contains the entire agreement between the parties and supersedes all prior agreements, arrangements and understandings relating to the subject matter thereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth herein.

Section 9.5.               Exhibits. All exhibits and attachments to this Agreement are specifically incorporated herein and made part of this Agreement.

Section 9.6.              Rights Cumulative; Waivers. The rights of each of the parties under this Agreement and each Purchase Document are cumulative, may be exercised as often as any party considers appropriate and are in addition to each such party's rights under any other documents executed between the parties or, except as otherwise modified herein, under law. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

Section 9.7.              Notices. All notices and other communications hereunder shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given: (a) when delivered, if sent by registered or certified mail (return receipt requested); (b) when delivered, if delivered personally or by telecopy, or (c) on the first following business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice);

If to the Seller to:

See Seller’s Notice Address which is shown on Exhibit “A” attached hereto.

If to Purchaser to:

See Purchaser’s Notice Address which is shown on Exhibit “A” attached hereto.

Section 9.8.             Governing Law, Venue and Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPALS THEREOF. EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.8 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.9.              Attorneys’ Fees. In the event of any dispute hereunder or of any action to interpret or enforce this Agreement or any Purchase Document, any provision hereof or any matter arising herefrom, the prevailing (or substantially prevailing) party in any dispute arising under this Agreement or any Purchase Document or their subsequent performance shall be entitled to recover its actual costs, fees and expenses, including, but not limited to, witness fees, expert fees, consultant fees, attorney (in-house and outside counsel), paralegal and legal assistant fees, and other professional fees, costs and expenses whether in settlement, in any declaratory action, at trial or on appeal and in all dispute resolution proceedings, including bankruptcy and post-judgment collection, proceedings to determine the amount of attorneys’ fees to be awarded; and whether or not suit be brought.

Section 9.10.            Severability. In the case any provision in this Agreement or any Purchase Document shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowlyl drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement or any Purchase Document shall not in any way be affected or impaired thereby.

Section 9.11.            Successors and Assigns. This Agreement and each Purchase Document shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign or delegate its rights or duties hereunder without the prior written consent of the other party.

Section 9.12.            Facsimile Execution. Facsimile signatures on counterparts of this Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this agreement shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

Section 9.13.            Relationship of Parties. The relationship between the parties is an independent contractor relationship, and the Seller is not, and shall not represent to third parties that it is acting as, an agent for and on behalf of the Purchaser.

Section 9.14.           WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY KNOWINGLY, VOLUNTARY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 9.15.            Publicity. Neither party shall disseminate any external communication regarding the transactions contemplated by this Agreement without advance notice to and the prior review of the other party, which review shall not be unreasonably delayed, except that nothing contained in this Agreement shall prevent any party or its Affiliates from making any and all public disclosures which it reasonably determines to be legally required to comply with applicable law or any request of any applicable Governmental Entity. For the avoidance of doubt, the transactions contemplated by this Agreement constitute part of a set of related transactions that include the transactions contemplated by the Stock Purchase Agreement and the Plan of Liquidation. The transactions contemplated by this Agreement, the Stock Purchase Agreement and the Plan of Liquidation are subject to the prior approval of the stockholders of the Seller’s holding company, which is a publicly-traded company. Purchaser acknowledges that this Agreement will be publicly disclosed by Seller’s holding company, including in filings that it will make pursuant to the Exchange Act in connection with seeking the such stockholder approval. To the extent permitted by applicable law, Seller shall use commercially reasonable efforts to provide draft copies of such filings to Purchaser for review (which shall not be unreasonably delayed) in advance of filing.

Section 9.16.            No Recourse. Purchaser acknowledges and agrees that, in respect of the Mortgage Loans and the Mortgage Loan Documents, Purchaser may ultimately receive from one or more Mortgagors an amount less than the portion of the Purchase Price allocated thereto and that Purchaser shall have no recourse against Seller or any of its subsidiaries or Affiliates or its or their respective officers, employees, directors, shareholders, agents or representatives for such deficiency of the principal, interest, fees, expenses or any other amounts owing under the Mortgage Loans or under or pursuant to any of the Mortgage Loan Documents or any other document executed in connection therewith.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed by one of its duly authorized officers, all as of the date first above written.

“SELLER”

STERLING BANK AND TRUST, F.S.B.

By:	/s/Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	President and Chief Executive Officer

[Signature Page to Mortgage Loan Purchase Agreement]

“PURCHASER”

BAYVIEW ACQUISITIONS LLC

By:	/s/ Philip Seares
Name:	Philip Seares
Title:	Senior Vice President

[Signature Page to Mortgage Loan Purchase Agreement]

Exhibit 2.3

PLAN OF DISSOLUTION
OF
STERLING BANCORP, INC.

This Plan of Dissolution (this “Plan”), dated as of September 15, 2024, is intended to accomplish the dissolution and winding up of Sterling Bancorp, Inc., a Michigan corporation (the “Corporation”), in accordance with the Michigan Business Corporation Act (the “BCA”) and Sections 331 and 346 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Approval and Adoption of Plan.

a.	The directors of the Corporation (the “Directors”) have proposed and adopted resolutions deeming the dissolution and winding up of the Corporation, including the liquidation and distribution of the Corporation’s assets in accordance with this Plan, advisable and in the best interest of the shareholders of the Corporation (the “Shareholders”) and have approved and adopted this Plan to effect such dissolution and winding up of the Corporation.

b.	The Directors have directed that this Plan be presented to the Shareholders for their approval and adoption and have recommended that the Shareholders adopt resolutions approving and adopting this Plan.

2.	General Authorization. After the date of the approval of this Plan by the Shareholders, the Directors are authorized, without further action by the Shareholders, to do and perform or cause the officers of the Corporation (the “Officers”), subject to approval of the Directors, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate, or desirable, in the absolute discretion of the Directors, to implement the winding up of the business and affairs of the Corporation according to this Plan, including, but not limited to:

a.	Collecting all debts of the Corporation.

b.	Selling all or substantially all of the assets of the Corporation.

c.	Paying all expenses of the Corporation incurred in connection with the implementation of this Plan, including, but not limited to, any consulting, professional, and other fees and expenses of persons or entities providing services to the Corporation.

d.	Satisfying, settling, or rejecting all liabilities, debts, or obligations of the Corporation, whether through payment thereof or by making adequate provisions for the satisfaction thereof, including by transferring any such liability to a financially responsible third party in compliance with Section 855a of the BCA.

e.	Prosecuting and defending actions or proceedings by or against the Corporation.

f.	Distributing assets of the Corporation to the Shareholders to the fullest extent permitted by the BCA.

g.	Making any filings with relevant government agencies necessary or advisable in connection with effecting the winding up of the Corporation’s affairs and dissolving the Corporation, including, but not limited to, filing all final tax returns, making final payments, and closing any tax accounts or obligations required by any state law, federal law, or regulation, filing the certificate of dissolution (the “Certificate of Dissolution”) with the Michigan Department of Licensing and Regulatory Affairs (“LARA”), filing Internal Revenue Service (“IRS”) Form 966 with the IRS, filing(s) with the Nasdaq Stock Market to delist the Corporation’s stock, and filing(s) with the United States Securities Exchange Commission to deregister the Corporation’s stock.

h.	Retaining and/or terminating engagements with employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

3.	Indemnification. The Corporation shall continue to indemnify its current and former Officers, Directors and employees in accordance with the BCA, its articles of incorporation and bylaws, any contractual arrangements as therein or elsewhere provided, and its existing directors’ and officers’ liability insurance policy (or any “tail” policy entered into in respect thereof), and such indemnification shall apply to acts and omissions in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets. The Directors, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Corporation’s obligations hereunder, including seeking, binding and paying any premiums related to or arising in connection with an extension of time and coverage of the Corporation’s insurance policies currently in effect. Furthermore, the Directors, in their absolute discretion, may authorize the payment of retainers and other legal fees and expenses to any law firms selected by the Directors for services provided to the Corporation and its Officers, Directors and employees, including, among other things, to cover any costs payable pursuant to the indemnification of the Corporation’s Officers or Directors provided by the Corporation pursuant to its articles of incorporation or bylaws, the BCA, or otherwise in connection with the implementation of this Plan, the winding up of the affairs and dissolution of the Corporation, and the liquidation and distribution of the Corporation’s assets.

4.	Certificate of Dissolution and Effective Date. Following receipt of approval of this Plan by the affirmative vote of the requisite Shareholders, the Corporation shall prepare and file the Certificate of Dissolution with LARA. The Corporation shall be dissolved on the effective date of the Certificate of Dissolution as provided in the BCA. Prior to the filing of the Certificate of Dissolution, the Corporation shall satisfy any prerequisites to such filing under Michigan law. The effective date of the dissolution is the received date stamped by LARA unless otherwise specified by the certificate of dissolution (the “Effective Date”).

5.	Cessation of Business Activities. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with the BCA and Section 331 of the Code. The Corporation shall cease carrying on its business after the Effective Date, except for the purpose of winding up and liquidating its business and affairs, including retaining such employees, professionals, and consultants as necessary or desirable to carry out the winding up and dissolution of the Corporation in accordance with this Plan.

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6.	Filing of Tax Forms. The Corporation shall file or cause to be filed final tax returns, pay final obligations, and close all tax accounts. The Corporation shall file or cause to be filed on the Corporation’s behalf, in addition to any forms or documents deemed necessary or advisable under the Code, the BCA or other applicable law, each of the following:

a.	IRS Form 966 with the IRS not later than 30 days following the adoption of this Plan by the Shareholders. If this Plan is amended after such IRS Form 966 is filed, the Corporation shall file an additional Form 966 within 30 days of such amendment.

b.	A final U.S. federal income tax return with the IRS not later than the 15th day of the fourth full month following the Effective Date (or the applicable extended due date) and any applicable state income tax returns.

c.	A Request for Tax Clearance Application from the Michigan Department of Treasury (Form 5156) after satisfying all filing requirements and paying all tax and charges due as required by the State of Michigan.

d.	A Notice of Change or Discontinuance (Form 163) with the Michigan Department of Treasury.

7.	Plan of Liquidation. It is intended that this Plan shall be a plan of complete liquidation of the Corporation under Sections 331 and 346 of the Code and shall be interpreted and applied consistently therewith.

8.	Written Notice of Dissolution. The Corporation shall, at any time after the Effective Date, send (or cause to be sent) written notice of the dissolution (the “Written Notice”) of the Corporation to each existing holder of a claim against the Corporation. The Written Notice must satisfy the requirements of the BCA and set forth:

a.	That the Corporation has been dissolved and the Effective Date thereof.

b.	A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

c.	A mailing address where a claim may be sent.

d.	The deadline by which the Corporation must receive the claim, which must be at least six months after the effective date of the Written Notice.

e.	A statement that the claim will be barred if not received by the deadline.

9.	Published Notice of Dissolution. The Corporation may, in the sole discretion of the Directors, at any time after the Effective Date, publish notice of the dissolution of the Corporation one time in a newspaper of general circulation in Oakland county, Michigan (the “Published Notice”). Any Published Notice must satisfy the requirements of the BCA and set forth:

a.	That the Corporation has been dissolved and the Effective Date thereof.

b.	That a claim against the Corporation will be barred if the claimant does not commence a proceeding to enforce the claim within one year after the publication date of the Published Notice.

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c.	A description of the information that must be included in a claim, including information sufficient to allow the Corporation to reasonably determine whether to accept or reject the claim.

d.	A mailing address where a claim may be sent.

10.	Settling Known Claims. The Corporation shall proceed to collect its assets, dispose of its properties, and pay and/or settle known claims as they are received or reject them accordingly. If the properties and assets of the Corporation are not sufficient to pay, satisfy, discharge or otherwise make provision for all the Corporation’s debts, liabilities, and obligations, the Corporation may apply its properties and assets to the extent of funds legally available for payment, satisfaction, or discharge of its debts, liabilities, and obligations or shall make adequate provision for such application in accordance with the BCA.

11.	Plan of Distribution.

a.	On and after the Effective Date, the Corporation shall liquidate the Corporation’s assets in accordance with the terms of this Plan and the BCA. Action by and on behalf of the Corporation in furtherance of the liquidation will not require further approval by the Directors or Shareholders and may include efforts such as (i) undertaking all reasonable efforts to preserve and collect on assets of the Corporation, including taking such actions as may be necessary or advisable to collect any amounts due to the Corporation by a third party, Shareholder, employee or Director; (ii) selling all or substantially all of the Corporation’s assets, including without limitation (A) the sale of 100% of the common stock of Sterling Bank and Trust, F.S.B. (the “Bank”) pursuant to that certain Stock Purchase Agreement, dated September 15, 2024 (as amended, supplemented or modified, from time to time, the “Stock Purchase Agreement”), by and among the Corporation, the Bank and EverBank Financial Corp, and (B) the sale of the Bank’s tenant in common loan portfolio pursuant to that certain Mortgage Loan Purchase Agreement, dated September 15, 2024 (as amended supplemented or modified, from time to time, the “Mortgage Loan Purchase Agreement”), by and between the Bank and Bayview Acquisitions LLC; (iii) soliciting potential claims as set forth in Section 8 and/or 9 of this Plan; (iv) reviewing and reconciling claims received and paying or otherwise making provision for such claims to the extent valid and to the extent of funds legally available for such payment or provision; and (v) disposing of any property of the Corporation that is not to be distributed in kind to the Shareholders to the extent permitted by the BCA or other applicable law. The Corporation will not be required to obtain appraisals or other third-party opinions as to the value of its properties and assets in connection with liquidation or dissolution. In connection with such collection, sale, exchange, and other disposition of assets, the Corporation shall collect or, to the extent commercially reasonable and economically justified, make provision for the collection of all accounts receivable, debts, and claims owing to the Corporation.

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b.	On and after the Effective Date, the Corporation shall make adequate provision, by payment or otherwise, for all of the Corporation’s existing and reasonably foreseeable debts, liabilities, and/or obligations (including any such debts, liabilities or obligations under or arising out of the Stock Purchase Agreement), whether or not liquidated, matured, asserted or contingent, including by holding adequate reserves necessary to pay, settle or otherwise satisfy such debts, liabilities, and/or obligations or by transferring any such debt, liability, and/or obligation to a financially responsible third party in compliance with Section 855a of the BCA. As soon as practicable after the closing of the sales contemplated by the Stock Purchase Agreement and the Mortgage Loan Purchase Agreement, and after having made such adequate provision as provided for in this Plan and otherwise in accordance with the BCA, the Corporation shall distribute to the Shareholders excess cash beyond that which is required to be maintained for the purposes of satisfying the Corporation’s debts, liabilities and/or obligations.

c.	The Corporation shall, following the expiration of the deadline for filing suit by any claimant and the reconciliation and satisfaction of all valid claims, distribute the remainder of any assets, either in cash or in kind, to its Shareholders according to their respective rights and interests. Distributions to any Shareholders will be made only as permitted and in the manner required by the BCA and this Plan.

d.	The Directors have discretion in determining the manner and timing for the distributions to be made and completed. Distributions pursuant to this Plan or any other requirements of the BCA may occur at a single time or be undertaken in a series of transactions over time. Unless otherwise provided herein, the distributions may be in cash and shall be distributed pro rata to the Shareholders in accordance with their ownership of the Corporation’s common stock and applicable law and regulations, including the BCA. The Directors have absolute discretion, subject in each case to the BCA, to make such distributions in such amounts and at the time or times, as they shall determine.

e.	The final distributions to the Shareholders pursuant to the terms of this Plan, if any, shall be in complete redemption and cancellation of all of the issued and outstanding equity securities of the Corporation. As a condition to receipt of any distribution, the Directors, in their absolute discretion, may require each Shareholder or other holder of equity securities of any type or sort to (i) surrender its certificates evidencing the shares or other evidence of the applicable equity securities of the Corporation to the Corporation or its agents for recording of such distributions thereon or (ii) furnish the Corporation with evidence satisfactory to the Directors, in their sole discretion, regarding the loss, theft or destruction of its certificates evidencing the shares in the Corporation, or such other equity securities together with such surety bond or other security in indemnity as may be required by and satisfactory to the Directors.

f.	Upon the completion of the dissolution and winding up of the Corporation in accordance with this Plan and the BCA, the board of directors of the Corporation will automatically dissolve and the Corporation will cease to exist.

12.	Abandoned Property. If any distribution to a Shareholder cannot be made, whether because the Shareholder cannot be located, has not surrendered certificates evidencing its shares of the Corporation as required hereunder, or for any other reason, any distributions to which such Shareholder is entitled shall be treated as abandoned property, shall escheat to the applicable state or other jurisdiction in accordance with applicable law, and, at such time as any liquidating distributions are made by the Corporation, shall be paid to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. In no event shall the proceeds of any such distribution revert to or become the property of the Corporation.

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13.	Absence of Dissenters’ Rights. Shareholders are not entitled to, and no dissenters’ or appraisal rights will be available with respect to, the transactions contemplated by this Plan, including any right to receive notice with respect to dissenters’ rights under Section 764 of the BCA or any right or remedy under Sections 762 et seq. of the BCA.

14.	Amendment; Modification or Revocation of Plan. Notwithstanding Shareholder approval of this Plan and the transactions contemplated hereby, if for any reason the Directors determine that such action would be in the best interest of the Corporation, the Directors may, prior to complete distribution of the Corporation’s assets and otherwise in accordance with the BCA, adopt a resolution revoking dissolution, and if adopted, shall submit such resolution for approval at a meeting of the Shareholders in accordance with Section 811(2)(a) of the BCA. Upon approval of a resolution revoking dissolution, the Corporation shall execute and file a certificate of revocation that states that the dissolution is revoked.

15.	Governing Law and Jurisdiction. This Plan and all claims and causes of action arising out of or relating to this Plan shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflicts of law rules of such state. The Sixth Judicial Circuit Business Court in Oakland County, Michigan (“Oakland County Business Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court lacks jurisdiction, then the Sixth Judicial Circuit Court in Oakland County, Michigan (“Oakland County Circuit Court”) shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets. If it is determined or found that the Oakland County Business Court and the Oakland County Circuit Court lack jurisdiction, then the United States District Court for the Eastern District of Michigan shall have exclusive jurisdiction of any claims or questions arising in connection with this Plan or the Corporation’s dissolution and winding up and the liquidation and distribution of its assets.

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Exhibit 10.1

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 15, 2024, by and among EverBank Financial Corp, a Delaware corporation (“Purchaser”), Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”) and the person whose name appears on the signature page hereto (the “Shareholder”).

RECITALS

A.            Concurrently with the execution and delivery of this Agreement, Purchaser, Seller, and Sterling Bank and Trust, F.S.B, a federal savings bank (“Seller Bank”) are entering into a Stock Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”) pursuant to which, among other things, Seller shall sell to Purchaser, and Purchase shall purchase from Seller, all the issued and outstanding shares of capital stock of Seller Bank (the “Sale”).

B.             Prior to the execution and delivery of this Agreement, Seller’s board of directors has unanimously approved Seller’s entrance into the Purchase Agreement and the transactions contemplated thereby, including the Sale and the Plan of Dissolution (collectively, the “Shareholder Proposals”).

C.             Seller’s board of directors has recommended that shareholders of Seller vote their shares in favor of the Shareholder Proposals at the special meeting of shareholders of Seller to be called for that express purpose.

D.            A copy of the fairness opinions delivered by Seller’s financial consultants to Seller’s board of directors has been delivered to the Shareholder.

E.            As an inducement and condition for Purchaser to enter into the Purchase Agreement, the Shareholder agrees to enter into this Agreement with respect to all shares of common stock of Seller (the “Common Stock”) that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial or record ownership of after the date hereof.

F.            As of the date hereof, the Shareholder is the beneficial or legal owner of record, and has either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite its name on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Covered Shares” means all shares of Common Stock that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial ownership or record ownership of after the date hereof.

“Expiration Time” means the earlier to occur of (a) the Effective Time and (b) such date and time as the Purchase Agreement shall be validly terminated pursuant to Article IX thereof.

“Transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.             Agreement to Not Transfer the Covered Shares.

2.1            No Transfer of Covered Shares. Until the Expiration Time, the Shareholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Purchaser (to be granted or withheld in Purchaser’s sole discretion). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2            Update of Beneficial Ownership Information. Promptly following the written request of Purchaser, or upon the Shareholder’s acquisition of beneficial or record ownership of additional shares of Common Stock after the date hereof, the Shareholder will send to Purchaser a written notice setting forth the number of Covered Shares beneficially owned by the Shareholder and indicating the capacity in which such Covered Shares are owned.

3.             Agreement to Vote the Covered Shares.

3.1            Until the Expiration Time, at every meeting of Seller’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Seller’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a)            in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, including the sale of all or substantially all the assets of Seller,

(b)            in favor of the Plan of Dissolution; and

against (A) any action or agreement that would reasonably be expected to result in a breach of the Purchase Agreement or result in any condition set forth in Article VIII of the Purchase Agreement not being satisfied on a timely basis, (B) any Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Purchase Agreement, the Sale or the other transactions contemplated by the Purchase Agreement and (C) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Sale and the other transactions contemplated by the Purchase Agreement or the Plan of Dissolution.

3.2            Until the Expiration Time, at every meeting of Seller’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3            The Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to shareholders of Seller soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Purchaser to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

4.             Waiver of Appraisal Rights. The Shareholder hereby waives all dissenter’s or appraisal rights under Section 450.1762 of the Michigan Business Corporation Act with respect to all Covered Shares owned (beneficially or of record) by the Shareholder.

5.             No Legal Action.        Except in the case of common law fraud by Seller or Seller Bank in connection with this Agreement, the Shareholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (b) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) breaches any duty of Seller’s board of directors (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to Seller or to the other holders of the Common Stock, or (c) alleges any breach of duty of Seller’s board of directors in connection with the Transactions, the Purchase Agreement, the Plan of Dissolution or the consummation of the transactions set forth therein. Except in the case of common law fraud by Seller or Seller Bank in connection with this Agreement, the Shareholder hereby irrevocably waives (on behalf of itself and each of its affiliates and, if the Shareholder is an individual, each person that the Shareholder directly or indirectly controls (other than, in each case, Seller and Seller Bank)) any and all claims and/or causes of action (derivative or otherwise) that the Shareholder or any such affiliate may have, either currently or in the future, against Seller, Seller Bank or any of their former or current officers, directors, shareholders, affiliates, employees, agents and advisors (collectively, the “Seller Persons”), in each case resulting from, or arising in connection with, any act or omission by any Seller Person directly in connection with the Transactions, the Purchase Agreement, the Plan of Dissolution or the consummation of the transactions set forth therein.

6.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser and Seller that:

6.1            Due Authority. The Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3 hereof. If the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The Shareholder has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of the Shareholder (if applicable). This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

6.2            Ownership of the Covered Shares. (a) The Shareholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite the Shareholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of Seller (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of Seller) other than the shares of Common Stock set forth on Schedule A opposite the Shareholder’s name.

6.3            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by the Shareholder does not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law permit or license of the Shareholder or to which the Shareholder is subject, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which the Shareholder is party, or by which it or its properties or assets are bound, or (iii) constitute a breach or violation of or a default under the Constituent Documents of the Shareholder (if applicable).

(b)            Neither the Shareholder, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4            Absence of Litigation. There is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6.5            Financial Analysis. The Shareholder has conducted its own financial analysis of the Transactions, the Purchase Agreement, the Plan of Dissolution and the transactions contemplated thereby, and has not in any way relied on materials, advice or other information, whether written or oral, provided to the Shareholder or its representatives by Seller or its representatives, including its financial advisors or attorneys.

7.             Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Shareholder and Seller that:

7.1            Due Authority. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

7.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Purchaser or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Purchaser.

(b)            Neither Purchaser, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Purchaser, threatened against or affecting Purchaser that could reasonably be expected to materially impair or materially adversely affect the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8.             Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser and the Shareholder that:

8.1            Due Authority. Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

8.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Seller do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Seller or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Seller from entering into this Agreement or have a material adverse effect on Seller’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Seller.

(b)            Neither Seller, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Seller, threatened against or affecting Seller that could reasonably be expected to materially impair or materially adversely affect the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.             Miscellaneous.

9.1            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Purchaser shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2            Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3            Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

9.4            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Whenever notice is given under clauses (a), (b) or (c) of this Section 9.5, a copy of such notice shall be sent via email to the addresses of the recipient parties below.

If to the Shareholder, to the address provided for on Schedule A, with a copy (which shall not constitute notice), to:

Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604-5573
Attention:	David Mack
Email:	dmack@shumaker.com

if to Seller, to:

Sterling Bank and Trust, F.S.B.
One Towne Square, Suite 1900
Southfield, Michigan
Attention:	Elizabeth M. Keogh
Email:	ekeogh@sterlingbank.com

with a copy (which shall not constitute notice), to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:	Robert Azarow
Edward Deibert
Email:	Robert.Azarow@arnoldporter.com
Edward.Deibert@arnoldporter.com

and if to Purchaser, to:

EverBank, N.A.
Attention	Mark Baum
Email:	mark.baum@everbank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com
Louis.Argentieri@stblaw.com

9.6            Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.7            Governing Law; Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, and/or the interpretation and enforcement of the rights and duties of the parties, shall be interpreted, governed, and construed in all respects by and in accordance with, the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State (except that matters relating to the voting of the Covered Shares, appraisal rights and the duties of the Board of Directors of Seller shall be subject to the laws of the State of Michigan). EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.8            Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

9.9            Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.10          Reliance. The Shareholder understands and acknowledges that Purchaser and Seller are entering into the Purchase Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

9.11          Interpretation. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

9.12          Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

9.13          Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.14          Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.15          Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

EVERBANK FINANCIAL CORP

By:	/s/ Greg Seibly
	Name:	Greg Seibly
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STERLING Bancorp, Inc.

By:	/s/ Thomas M. O’Brien
	Name:	Thomas M. O’Brien
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

K.I.S.S. Dynasty Trust No. 9

By:	/s/ J. Thomas MacFarlane
	Name:	J. Thomas MacFarlane
	Title:	Trustee

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares
K.I.S.S. Dynasty Trust No. 9	c/o The First National Bank in Sioux Falls 100 South Phillips Avenue Sioux Falls, SD 57104 Attention: J. Thomas MacFarlane	12,107,732
	Total:	12,107,732

A-1

Exhibit 10.2

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 15, 2024, by and among EverBank Financial Corp, a Delaware corporation (“Purchaser”), Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”) and the person whose name appears on the signature page hereto (the “Shareholder”).

RECITALS

A.            Concurrently with the execution and delivery of this Agreement, Purchaser, Seller, and Sterling Bank and Trust, F.S.B, a federal savings bank (“Seller Bank”) are entering into a Stock Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”) pursuant to which, among other things, Seller shall sell to Purchaser, and Purchase shall purchase from Seller, all the issued and outstanding shares of capital stock of Seller Bank (the “Sale”).

B.            Prior to the execution and delivery of this Agreement, Seller’s board of directors has unanimously approved Seller’s entrance into the Purchase Agreement and the transactions contemplated thereby, including the Sale and the Plan of Dissolution (collectively, the “Shareholder Proposals”).

C.            Seller’s board of directors has recommended that shareholders of Seller vote their shares in favor of the Shareholder Proposals at the special meeting of shareholders of Seller to be called for that express purpose.

D.            A copy of the fairness opinions delivered by Seller’s financial consultants to Seller’s board of directors has been delivered to the Shareholder.

E.            As an inducement and condition for Purchaser to enter into the Purchase Agreement, the Shareholder agrees to enter into this Agreement with respect to all shares of common stock of Seller (the “Common Stock”) that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial or record ownership of after the date hereof.

F.            As of the date hereof, the Shareholder is the beneficial or legal owner of record, and has either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite its name on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Covered Shares” means all shares of Common Stock that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial ownership or record ownership of after the date hereof.

“Expiration Time” means the earliest to occur of (a) the Effective Time, (b) such date and time as the Purchase Agreement shall be validly terminated pursuant to Article IX thereof, (c) at the election of the Shareholder by written notice to Purchaser, such date and time as the Purchase Agreement shall be amended or waived by Seller in a manner that reduces the amount or changes the form of the Purchase Price to be received by Seller or that is otherwise adverse to the Shareholder in any material respect, or (d) at the election of the Shareholder by written notice to Purchaser, such date and time as the Plan of Dissolution shall be amended or waived by Seller in a manner that would discriminate against the Shareholder as compared to the other shareholders of the Company.

“Transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), except to an Affiliate that agrees in writing in a form satisfactory to Purchaser, acting reasonably, to be bound by the terms of this Agreement, (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, except to an Affiliate that agrees in writing in a form satisfactory to Purchaser, acting reasonably, to be bound by the terms of this Agreement, or (c) any similar Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.            Agreement to Not Transfer the Covered Shares.

2.1            No Transfer of Covered Shares. Until the Expiration Time, the Shareholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Purchaser (to be granted or withheld in Purchaser’s sole discretion). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2            Update of Beneficial Ownership Information. Promptly following the written request of Purchaser, or upon the Shareholder’s acquisition of beneficial or record ownership of additional shares of Common Stock after the date hereof, the Shareholder will send to Purchaser a written notice setting forth the number of Covered Shares beneficially owned by the Shareholder and indicating the capacity in which such Covered Shares are owned.

3.            Agreement to Vote the Covered Shares.

3.1            Until the Expiration Time, at every meeting of Seller’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Seller’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a)            in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, including the sale of all or substantially all the assets of Seller,

(b)            in favor of the Plan of Dissolution; and

against (A) any action or agreement that would reasonably be expected to result in a breach of the Purchase Agreement, (B) any Acquisition Proposal and (C) any other action, agreement or proposal which would reasonably be expected to delay, postpone or adversely affect Seller’s ability to consummate the Sale and the other transactions contemplated by the Purchase Agreement and the Plan of Dissolution in any material respect.

3.2            Until the Expiration Time, at every meeting of Seller’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3            The Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to shareholders of Seller soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Purchaser to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

4.            Waiver of Appraisal Rights. The Shareholder hereby waives all dissenter’s or appraisal rights under Section 450.1762 of the Michigan Business Corporation Act with respect to all Covered Shares owned (beneficially or of record) by the Shareholder.

5.            No Legal Action.      Except in the case of common law fraud, willful misconduct or willful misrepresentation by Seller or Seller Bank, or its or their directors, officers, employees, agents or advisors acting on behalf of the Seller, in connection with this Agreement, the Shareholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding (derivative or otherwise) which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, the Purchase Agreement or the Plan of Dissolution (including any claim seeking to enjoin or delay the Closing), (b) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) breaches any duty of Seller’s board of directors (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to Seller or to the other holders of the Common Stock or (c) to the fullest extent permitted under applicable Law, alleges any breach of duty of Seller’s board of directors in connection with the approval of the Transactions, the Purchase Agreement, the Plan of Dissolution or the consummation of the transactions in accordance with the terms set forth therein. If the Purchase Price or other terms applicable to all other stockholders of the Seller improve as a result of any of the above (other than as a result of a breach of this Section 5 by the Shareholder), then the Shareholder shall also be entitled to participate in such benefit or other improvement. Notwithstanding anything to the contrary herein, (i) in no event shall the Shareholder or any of its Representatives directly or indirectly knowingly and intentionally encourage, initiate or participate in any lawsuit against the Purchaser relating to the Transactions and (ii) nothing in this Agreement shall limit or restrict the Shareholder’s right to participate as a class member in or receive any and all benefits that may arise out of any lawsuit (class action or otherwise), claim, appeal, or proceeding (derivative or otherwise) that may be brought by any Person other than the Shareholder in connection with the Purchase Agreement, the Plan of Dissolution or any of the Transactions.

6.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser and Seller that:

6.1            Due Authority. The Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3 hereof. If the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The Shareholder has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of the Shareholder (if applicable). This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

6.2            Ownership of the Covered Shares. (a) The Shareholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite the Shareholder’s name, free and clear of any and all Liens, other than those created by this Agreement or applicable federal or state securities laws, or as disclosed on Schedule A and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of Seller (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of Seller) other than the shares of Common Stock set forth on Schedule A opposite the Shareholder’s name.

6.3            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by the Shareholder does not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law permit or license of the Shareholder or to which the Shareholder is subject, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which the Shareholder is party, or by which it or its properties or assets are bound, or (iii) constitute a breach or violation of or a default under the Constituent Documents of the Shareholder (if applicable).

(b)            Neither the Shareholder, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except in each case for filings with the U.S. Securities and Exchange Commission by the Shareholder or any of its Affiliates, as applicable, or as would not impact the Shareholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6.4            Absence of Litigation. There is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7.            Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Shareholder and Seller that:

7.1            Due Authority. Purchaser is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

7.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Purchaser or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Purchaser.

(b)            Neither Purchaser, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Purchaser, threatened against or affecting Purchaser that could reasonably be expected to materially impair or materially adversely affect the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8.            Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser and the Shareholder that:

8.1            Due Authority. Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

8.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Seller do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Seller or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Seller from entering into this Agreement or have a material adverse effect on Seller’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Seller.

(b)            Neither Seller, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Seller, threatened against or affecting Seller that could reasonably be expected to materially impair or materially adversely affect the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.            Miscellaneous.

9.1            No Ownership Interest. Nothing contained in this Agreement shall, nor shall anything in this Agreement be deemed to, vest in Purchaser any direct or indirect ownership or incidence of ownership (in each case, beneficial or otherwise) of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Purchaser shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2            Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3            Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

9.4            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Whenever notice is given under clauses (a), (b) or (c) of this Section 9.5, a copy of such notice shall be sent via email to the addresses of the recipient parties below.

If to the Shareholder, to the address provided for on Schedule A, with a copy (which shall not constitute notice), to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Hugh C. Conroy, Jr.
Victor L. Hou
Aaron J. Meyers
Email:	hconroy@cgsh.com
vhou@cgsh.com
ameyers@cgsh.com

if to Seller, to:

Sterling Bank and Trust, F.S.B.
One Towne Square, Suite 1900
Southfield, Michigan
Attention:	Elizabeth M. Keogh
Email:	ekeogh@sterlingbank.com

with a copy (which shall not constitute notice), to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:	Robert Azarow
Edward Deibert
Email:	Robert.Azarow@arnoldporter.com
Edward.Deibert@arnoldporter.com

and if to Purchaser, to:

EverBank, N.A.
Attention:	Mark Baum
Email:	mark.baum@everbank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com
Louis.Argentieri@stblaw.com

9.6            Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.7            Governing Law; Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, and/or the interpretation and enforcement of the rights and duties of the parties, shall be interpreted, governed, and construed in all respects by and in accordance with, the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State (except that matters relating to the voting of the Covered Shares, appraisal rights and the duties of the Board of Directors of Seller shall be subject to the laws of the State of Michigan). EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.8            Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

9.9            Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.10            Reliance. The Shareholder understands and acknowledges that Purchaser and Seller are entering into the Purchase Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

9.11          Interpretation. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

9.12          Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

9.13          Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.14            Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.15            Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

9.16            Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

EVERBANK FINANCIAL CORP

By:	/s/ Greg Seibly
	Name:	Greg Seibly
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STERLING Bancorp, Inc.

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

K.I.S.S. Bank Stock Trust

By:	/s/ Michael Shawn
	Name:	Michael Shawn
	Title:	Trustee

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares
K.I.S.S. Bank Stock Trust	c/o The First National Bank in Sioux Falls 100 South Phillips Avenue Sioux Falls, SD 57104 Attention: Michael Shawn	7,507,318
	Total:	7,507,318

A-1